Exhibit 10.1

EXECUTION VERSION

May 31, 2019

TPVG Variable Funding Company LLC

TriplePoint Venture Growth BDC Corp.

2755 Sand Hill Road, Suite 150

Menlo Park, California 94025

Attention: Sajal Srivastava

Re:

Receivables Financing Agreement dated as of February 21, 2014 (as amended, waived or otherwise modified from time to time prior to the date hereof, the “Agreement”) by and among TPVG Variable Funding Company LLC, as borrower (“Borrower”), TriplePoint Venture Growth BDC Corp., as collateral manager (“Collateral Manager”) and as sole equityholder, Portfolio Financial Servicing Company, as backup collateral manager, U.S. Bank National Association, as custodian, the Agents from time to time party thereto, the Lenders from time to time party thereto, and Deutsche Bank AG, New York Branch, as administrative agent (“Administrative Agent”).

Dear Mr. Srivastava:

Reference is made to the Agreement. Capitalized terms used but not specifically defined in this letter agreement shall have the meanings provided for such terms in the Agreement.

The Borrower and the Collateral Manager have requested that the Required Lenders, the Agents and the Administrative Agent agree to make certain amendments as set forth in this letter agreement and such parties have reviewed this request and wish to amend the Agreement as set forth herein. In consideration of the covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1. Amendments. As of the date of this letter agreement, the Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Agreement attached as Appendix A hereto.

2. Conditions Precedent. This letter agreement shall become effective upon the satisfaction of the following conditions (or until such conditions are waived in writing by the Administrative Agent in its sole discretion):

(a) the execution and delivery of this letter agreement by each party hereto;

(b) the Administrative Agent shall have received satisfactory evidence that the Borrower has obtained all required consents and approvals of all Persons to the execution, delivery and performance of this letter agreement and the consummation of the transactions contemplated hereby;

(c) the Administrative Agent shall have received the executed legal opinion or opinions of Otterbourg P.C., counsel to the Borrower, covering authorization and enforceability of this letter agreement in form and substance acceptable to the Administrative Agent in its reasonable discretion; and

(c) the Administrative Agent shall have received (i) a good standing certificate of the Borrower, dated on or about the date of this Amendment and (ii) a certified copy of the resolutions of the board of managers or directors for the Borrower.

3. Agreement in Full Force and Effect. Except as specifically amended hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.

4. Representations. Each of the Borrower and the Collateral Manager severally represents and warrants that all acts, filings and conditions required to be done and performed and to have happened (including, without limitation, the obtaining of necessary governmental approvals) precedent to the entering into of this letter agreement and making it the duly authorized, legal, valid and binding obligation of such party, enforceable in accordance with its terms, have been done, performed and have happened in due and strict compliance with all applicable laws.

5. Miscellaneous.

(a) This letter agreement may be executed in any number of counterparts, each of which, taken together, shall constitute one and the same agreement.

(b) No amendment, modification or waiver of any provision of this letter agreement shall be effective without the written agreement of each of the parties hereto. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(c) This letter agreement shall become effective upon the Administrative Agent’s receipt of executed counterparts from each of the other parties hereto.

(d) THIS LETTER AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[Signature pages follow]

Very truly yours,

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent and Syndication Agent

By:	/s/ Steven Flowers
Name: Steven Flowers
Title: Director

By:	/s/ Amit Patel
Name: Amit Patel
Title: Managing Director

[Signature Page to Ninth Amendment to RFA]

Accepted and Agreed: TPVG VARIABLE FUNDING COMPANY LLC, as Borrower

By:	/s/ Sajal K. Srivastava
Name: Sajal K. Srivastava
Title: President

TRIPLEPOINT VENTURE GROWTH BDC CORP., individually, as Collateral Manager and as Equityholder

By:	/s/ Sajal K. Srivastava
Name: Sajal K. Srivastava
Title: President

[Signature Page to Ninth Amendment to RFA]

DEUTSCHE BANK AG, NEW YORK BRANCH, as Committed Lender and Agent

By:	/s/ Steven Flowers
Name: Steven Flowers
Title: Director

By:	/s/ Amit Patel
Name: Amit Patel
Title: Managing Director

[Signature Page to Ninth Amendment to RFA]

KEYBANK NATIONAL ASSOCIATION, as Committed Lender and Agent

By:	/s/ Philip G. Turner
Name: Philip G. Turner
Title: Executive Vice President

[Signature Page to Ninth Amendment to RFA]

TIAA, FSB, as Committed Lender and Agent

By:	/s/ Ed McGugan
Name: Ed McGugan
Title: Managing Director

[Signature Page to Ninth Amendment to RFA]

MUFG UNION BANK, N.A., as Committed Lender and Agent

By:	/s/ Kenneth J. Beck
Name: Kenneth J. Beck
Title: Director

[Signature Page to Ninth Amendment to RFA]

APPENDIX A

(See Attached)

EXECUTION VERSION

Conformed through ~~Omnibus~~ Amendment~~,~~ 9, dated ~~March 29, 2018~~May 31, 2019

RECEIVABLES FINANCING AGREEMENT

dated as of February 21, 2014

TPVG VARIABLE FUNDING COMPANY LLC,

as Borrower,

TRIPLEPOINT VENTURE GROWTH BDC CORP.,

individually and as Collateral Manager and as Equityholder,

PORTFOLIO FINANCIAL SERVICING COMPANY,

as Backup Collateral Manager

THE LENDERS PARTIES HERETO,

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Facility Agent,

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Paying Agent,

THE OTHER AGENTS PARTIES HERETO,

and

U.S. BANK NATIONAL ASSOCIATION

as Custodian

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS		1

Section 1.1	Defined Terms	1

Section 1.2	Other Definitional Provisions	~~42~~45

ARTICLE II THE FACILITY, ADVANCE PROCEDURES AND NOTES		~~43~~47

Section 2.1	Advances	~~43~~47

Section 2.2	Funding of Advances	~~43~~48

Section 2.3	Notes	~~44~~48

Section 2.4	Repayment and Prepayments	~~45~~48

Section 2.5	Defaulting Lenders	~~45~~49

Section 2.6	Replacement of Lenders	~~46~~50

Section 2.7	Extension of Revolving Period	~~47~~51

Section 2.8 Increase of Facility Amount		52

ARTICLE III YIELD, FEES, ETC.		~~48~~52

Section 3.1	Yield	~~48~~52

Section 3.2	Yield Payment Dates	~~48~~52

Section 3.3	Yield Calculation	~~48~~52

Section 3.4	Computation of Yield	~~48~~52

ARTICLE IV PAYMENTS; TAXES		~~48~~52

Section 4.1	Making of Payments to and by the Agents	~~48~~52

Section 4.2	Due Date Extension	~~49~~53

Section 4.3	Taxes	~~49~~53

i

ARTICLE V INCREASED COSTS, ETC.		~~53~~58

Section 5.1	Increased Costs	~~53~~58

Section 5.2	Funding Losses	~~54~~58

ARTICLE VI EFFECTIVENESS; CONDITIONS TO ADVANCES		~~54~~58

Section 6.1	Effectiveness	~~54~~58

Section 6.2	Advances	~~56~~61

ARTICLE VII ADMINISTRATION AND MANAGEMENT OF TRANSFERRED CONTRACTS		~~57~~62

Section 7.1	Retention and Termination of the Collateral Manager	~~57~~62

Section 7.2	Duties of the Collateral Manager	~~60~~64

Section 7.3	Representations and Warranties of the Collateral Manager	~~61~~66

Section 7.4	Covenants of the Collateral Manager	~~64~~68

Section 7.5	Collateral Manager Fee; Payment of Certain Expenses by Collateral Manager; Backup Collateral Manager Fees and Expenses	~~66~~71

Section 7.6	Compliance Certificate	~~67~~71

Section 7.7	Annual Statement as to Compliance; Notice of Collateral Manager Default	~~67~~71

Section 7.8	Audit of Transferred Contracts	~~67~~72

Section 7.9	Access to Certain Documentation and Information Regarding Contracts	~~67~~72

Section 7.10	Certain Duties and Representations of Backup Collateral Manager	~~69~~74

Section 7.11	Consequences of a Collateral Manager Default	~~70~~74

Section 7.12	Appointment of Backup Collateral Manager as Successor Collateral Manager	~~70~~75

Section 7.13	Lockbox Accounts	~~70~~75

Section 7.14	Payments in Respect of Ineligible Contracts	~~71~~76

Section 7.15	Substitution of Contracts Pursuant to Technology Exchange Option	~~72~~76

Section 7.16	Repurchase	~~72~~76

Section 7.17	Contracts Subject to Retained Interest Provisions	~~72~~77

ARTICLE VIII ACCOUNTS; PAYMENTS		~~72~~77

Section 8.1	Borrower Accounts	~~72~~77

Section 8.2	Collateral Manager Reimbursements	~~74~~78

Section 8.3	Application of Collections	~~74~~79

Section 8.4	Additional Deposits	~~74~~79

Section 8.5	Distributions	~~74~~79

Section 8.6	Fees	~~76~~82

Section 8.7	Net Deposits	~~76~~82

ARTICLE IX REPRESENTATIONS AND WARRANTIES		~~77~~81

Section 9.1	Organization and Good Standing	~~77~~81

Section 9.2	Due Qualification	~~77~~82

Section 9.3	Power and Authority	~~77~~82

Section 9.4	Security Interest; Binding Obligations	~~77~~82

Section 9.5	[Reserved]	~~78~~82

Section 9.6	No Violation	~~78~~82

Section 9.7	No Proceedings	~~78~~83

Section 9.8	No Consents	~~78~~83

Section 9.9	Solvency	~~78~~83

Section 9.10	Tax Treatment	~~79~~83

Section 9.11	Compliance With Laws	~~79~~83

Section 9.12	Taxes	~~79~~84

Section 9.13	Certificates	~~79~~84

Section 9.14	No Liens, Etc.	~~79~~84

Section 9.15	Purchase and Sale	~~80~~86

Section 9.16	Information True and Correct	~~80~~86

Section 9.17	ERISA ~~Compliance~~ Matters	~~80~~86

Section 9.18	Financial or Other Condition	~~80~~86

Section 9.19	Investment Company Status	~~80~~86

Section 9.20	Eligible Contract Payments	~~80~~86

Section 9.21	Use of Proceeds	~~80~~86

Section 9.22	Separate Existence	~~80~~85

Section 9.23	Investments	~~81~~86

Section 9.24	Transaction Documents	~~81~~86

Section 9.25	Ownership of the Borrower	~~81~~86

Section 9.26	Anti-Terrorism, Anti-Money Laundering	~~81~~88

Section 9.27	Anti-Bribery and Corruption ~~Laws and Sanctions.~~	~~82~~88

Section 9.28 Volcker Rule		89

Section 9.29 AIFMD		89

ARTICLE X COVENANTS		~~82~~89

Section 10.1	Protection of Security Interest of the Secured Parties	~~82~~89

Section 10.2	Other Liens or Interests	~~83~~89

Section 10.3	Costs and Expenses	~~83~~89

Section 10.4	Reporting Requirements	~~83~~89

Section 10.5	Separate Existence	~~83~~91

Section 10.6	Hedging Agreements	~~86~~94

Section 10.7	Tangible Net Worth	~~89~~96

Section 10.8	Minimum Equity	~~89~~96

Section 10.9	Stock, Merger, Consolidation, Etc.	~~89~~96

Section 10.10	Change in Name	~~89~~96

Section 10.11	Indebtedness; Guarantees	~~89~~95

Section 10.12	Limitation on Acquisitions	~~89~~95

Section 10.13	Documents	~~89~~95

Section 10.14	Preservation of Existence	~~89~~95

Section 10.15	Keeping of Records and Books of Account	~~90~~96

Section 10.16	Accounting Treatment	~~90~~96

Section 10.17	Limitation on Investments	~~90~~96

Section 10.18	Distributions	~~90~~96

Section 10.19	Performance of Borrower Assigned Agreements	~~90~~96

Section 10.20	Notice of Material Adverse Claim	~~91~~96

Section 10.21	Delivery of Original Promissory Notes	~~91~~97

Section 10.22	Further Assurances; Financing Statements	~~91~~99

Section 10.23	Risk Retention Requirements	~~92~~99

Section 10.24	Taxes	~~92~~101

Section 10.25	Future Funding Obligations	~~92~~101

Section 10.26	~~Compliance with Subject Laws~~ ERISA	~~92~~101

Section 10.27	Policies and Procedures for Sanctions	102

Section 10.28	Compliance with Sanctions	102

Section 10.29	Compliance with Anti-Money Laundering	102

ARTICLE XI THE BACKUP COLLATERAL MANAGER		~~92~~102

Section 11.1	Limitation on Liability of Backup Collateral Manager	~~92~~102

Section 11.2	Covenants and Representations and Warranties of the Backup Collateral Manager	~~95~~105

Section 11.3	Additional Provisions Applicable to Backup Collateral Manager	~~96~~105

ARTICLE XII THE CUSTODIAN		~~96~~104

Section 12.1	Delivery of Contract Files; Custodian to Act as Agent	~~96~~104

Section 12.2	Contract File Certification	~~98~~106

v

Section 12.3	Obligations of the Custodian	~~100~~107

Section 12.4	Release of Contract Files	~~101~~109

Section 12.5	Removal or Resignation of the Custodian	~~103~~111

Section 12.6	Examination of Contract Files	~~104~~112

Section 12.7	Insurance of the Custodian	~~104~~112

Section 12.8	Representations and Warranties	~~105~~112

Section 12.9	Statements	~~105~~113

Section 12.10	No Adverse Interest of the Custodian	~~105~~113

Section 12.11	Lost Note Affidavit	~~105~~113

Section 12.12	Reliance of the Custodian	~~106~~113

Section 12.13	Term of Custody	~~106~~113

Section 12.14	Tax Reports	~~106~~114

Section 12.15	Transmission of Contract Files	~~106~~114

Section 12.16	Further Rights of the Custodian	~~106~~114

Section 12.17	Custodian Compensation	~~108~~118

Section 12.18	Compliance with Applicable Banking Law	119

ARTICLE XIII GRANT OF SECURITY INTEREST		~~109~~119

Section 13.1	Borrower’s Grant of Security Interest	~~109~~119

Section 13.2	Borrower Remains Liable	~~110~~118

Section 13.3	Release of Collateral	~~110~~121

Section 13.4	Certain Remedies	~~111~~121

Section 13.5	Limitation on Duty of Facility Agent in Respect of Collateral	~~112~~120

ARTICLE XIV EVENTS OF DEFAULT		~~113~~121

Section 14.1	Events of Default	~~113~~121

Section 14.2	Effect of Event of Default	~~115~~125

Section 14.3	Rights Upon Event of Default	~~115~~125

ARTICLE XV THE AGENTS		~~116~~124

Section 15.1	Appointment	~~116~~124

Section 15.2	Delegation of Duties	~~117~~124

Section 15.3	Exculpatory Provisions	~~117~~124

Section 15.4	Reliance by Agents	~~117~~125

Section 15.5	Notices	~~118~~125

Section 15.6	Non-Reliance on Agents	~~118~~126

Section 15.7	Indemnification	~~119~~129

Section 15.8	Successor Agent	~~119~~129

Section 15.9	Agents in their Individual Capacity	~~120~~130

Section 15.10	Compliance with Applicable Banking Law	130

Section 15.11	The Paying Agent	~~120~~130

ARTICLE XVI ASSIGNMENTS		~~123~~133

Section 16.1	Restrictions on Assignments	~~123~~133

Section 16.2	Documentation	~~123~~133

Section 16.3	Rights of Assignee	~~123~~133

Section 16.4	Notice of Assignment by Lenders	~~123~~133

Section 16.5	Registration; Registration of Transfer and Exchange	~~124~~131

Section 16.6	Mutilated, Destroyed, Lost and Stolen Notes	~~125~~132

Section 16.7	Persons Deemed Owners	~~125~~133

Section 16.8	Cancellation	~~125~~133

Section 16.9	Participations; Pledge	~~126~~136

Section 16.10	Reallocation of Advances	136

ARTICLE XVII INDEMNIFICATION		~~126~~136

Section 17.1	Borrower Indemnity	~~126~~136

Section 17.2	Collateral Manager Indemnity	~~128~~136

Section 17.3	Contribution	~~129~~137

ARTICLE XVIII MISCELLANEOUS		~~129~~137

Section 18.1	No Waiver; Remedies	~~129~~137

Section 18.2	Amendments, Waivers	~~129~~140

Section 18.3	Notices, Etc.	~~130~~140

Section 18.4	Costs, Expenses and Taxes	~~130~~138

Section 18.5	Binding Effect; Survival	~~131~~139

Section 18.6	Captions and Cross References	~~131~~139

Section 18.7	Severability	~~131~~139

Section 18.8	GOVERNING LAW	~~131~~139

Section 18.9	Counterparts	~~132~~140

Section 18.10	WAIVER OF JURY TRIAL	~~132~~140

Section 18.11	No Proceedings	~~132~~140

Section 18.12	Limited Recourse to the Lenders	~~133~~141

Section 18.13	ENTIRE AGREEMENT	~~133~~141

Section 18.14	Confidentiality	~~133~~141

Section 18.15	Replacement of Lenders	~~134~~142

Section 18.16	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~134~~145

~~Section 18.17~~	~~134~~

EXHIBIT A	Form of Note
EXHIBIT B	Audit Standards
EXHIBIT C	Form of Advance Request
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Custodian Certification
EXHIBIT F-1	Request for Release
EXHIBIT F-2	Request for Release and Receipt
EXHIBIT F-3	Request for Release of Request for Release and Receipt
EXHIBIT G	Executive Officers of Custodian
EXHIBIT H	Form of Collateral Manager’s Acknowledgement
EXHIBIT I	Section 4.3 Certificate
EXHIBIT J	Required Contract Files
EXHIBIT K	Credit and Collection Policy
EXHIBIT L	Form of Borrowing Base Certificate
EXHIBIT M	Form of Joinder Agreement
EXHIBIT N	PitchBook Industry Codes

SCHEDULE 7.13	Lockbox Accounts
SCHEDULE 8.1	Borrower Accounts

ANNEX I	Notice Information
ANNEX II	Commitments

RECEIVABLES FINANCING AGREEMENT

THIS RECEIVABLES FINANCING AGREEMENT (this “Agreement”) is made and entered into as of February 21, 2014, among TPVG VARIABLE FUNDING COMPANY LLC, a Delaware limited liability company (the “ Borrower”), TRIPLEPOINT VENTURE GROWTH BDC CORP., a Maryland corporation, in its individual capacity (“TPVG”) and as collateral manager (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Manager”) and as sole equityholder of the Borrower (in such capacity, the “Equityholder”), PORTFOLIO FINANCIAL SERVICING COMPANY, as Backup Collateral Manager (as hereinafter defined), each LENDER (as hereinafter defined) FROM TIME TO TIME PARTY HERETO, the AGENTS for the Lender Groups (as hereinafter defined) from time to time parties hereto (each such party, in such capacity, together with their respective successors and permitted assigns in such capacity, an “Agent”), U.S. BANK NATIONAL ASSOCIATION, as Custodian (as hereinafter defined), DEUTSCHE BANK TRUST COMPANY AMERICAS, as paying agent (the “Paying Agent”) and DEUTSCHE BANK AG, NEW YORK BRANCH, as Facility Agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Facility Agent”).

RECITALS

WHEREAS, the Borrower desires that each Lender extend financing on the terms and conditions set forth herein and also desires to retain the Collateral Manager, the Backup Collateral Manager and the Custodian to perform certain collateral management functions related to the Transferred Contracts (as defined herein) and the Borrower Collateral (as defined herein) on the terms and conditions set forth herein; and

WHEREAS, each Lender desires to extend financing on the terms and conditions set forth herein and the Collateral Manager, the Backup Collateral Manager and the Custodian each desire to perform certain functions related to the Transferred Contracts and the Borrower Collateral on the terms and conditions set forth herein.

NOW, THEREFORE, based upon the foregoing Recitals, the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Account Collateral” has the meaning set forth in Section 13.1(d).

Files are held by the related agent and (iii) the Borrower has all of the rights of a lender or lessor with respect to such Contract and the Related Security, which have been transferred to the Borrower with respect to such Contract, but none of the obligations as such obligations relate to the Retained Interest.

“Aggregate Notional Amount” means, with respect to any date of determination, an amount equal to the sum of the notional amounts or equivalent amounts of all outstanding Hedging Agreements, Replacement Hedging Agreements and Qualified Substitute Arrangements, each as of such date of determination.

“Aggregate Outstanding Principal Balance” means, with respect to any designated group of Contracts as of any date, the sum of the outstanding Principal Balances of all Contract Payments due under such Contracts as at 11:59 p.m. (New York City time) on the immediately preceding day.

“AIF” has the meaning given to the term under the AIFMD.

“AIFM” has the meaning given to the term under the AIFMD.

“AIFMD” means Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and amending Directives 2003/41/EC and 2009/65/EC and Regulations (EC) No. 1060/2009 and (EU) No. 1095/2010, as the same may be amended, supplemented, superseded or re-adopted from time to time (whether with or without qualification).

“Agreement” has the meaning set forth in the Recitals.

“Alternate Base Rate” means a fluctuating rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a) the rate of interest announced publicly by DBNY in New York, New York, from time to time as DBNY’s base commercial lending rate; and

(b) 1⁄2 of one percent above the Federal Funds Rate.

“Alternative Rate “ for any Advance means a rate per annum equal to the LIBOR Rate for such Advance or portion thereof; provided, however, that in the case of:

(a) any day on or after the first day on which a Committed Lender shall have notified the related Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Official Body asserts that it is unlawful, for such Committed Lender to fund such Advance at the Alternative Rate set forth above (and such Committed Lender shall not have subsequently notified such Agent that such circumstances no longer exist), or

(b) any period in the event the LIBOR Rate is not reasonably available to any Agent for such period, the “Alternative Rate” shall be a floating rate per annum equal to the Alternate Base Rate in effect on each day of such Fixed Period.

“Amount Available” means, with respect to any Distribution Date, the sum of (a) the amount of Collections with respect to the related Collection Period (excluding any Collections necessary to settle Eligible Contract Payments), and any amounts paid into the Collection Account under any Hedging Agreement with respect to the Accrual Period ending on the day preceding such Distribution Date, plus (b) any investment income earned on amounts on deposit in the Collection Account and the Lockbox Accounts since the immediately prior Distribution Date (or since the Effective Date in the case of the first Distribution Date), plus (c) any Repurchase Amounts deposited in the Collection Account since the last day of the related Collection Period.

“Anti-Bribery and Corruption Laws”~~means (a)~~has the meaning set forth in Section 9.27.

“Anti-Money Laundering Laws” has the meaning set forth in Section 9.26.

“Applicable Banking Law” means, for any Person, all existing and future laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to anti-bribery and corruption, the funding of terrorist activities and money laundering, including the U.S. Foreign Corrupt Practices Act ~~of 1977, as amended; (b)~~, the U.K. Bribery Act ~~2010, as amended; and (c) any~~, other applicable anti-bribery ~~or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower, the Collateral Manager or any of their respective Subsidiaries are located or doing business~~and corruption legislation, and Section 326 of the USA Patriot Act.

“Applicable Conversion Rate” means, with respect to Euros or GBPs (x) for an actual currency exchange, the applicable currency Dollar spot rate obtained by the Collateral Manager through customary banking channels, including the Facility Agent’s own banking facilities or (y) for all other purposes, the applicable currency Dollar spot rate that appeared in the Wall Street Journal for such currency (i) if such date is a Distribution Date, at the end of such day or (ii) otherwise, at the end of the immediately preceding Business Day.

“Applicable Exchange Rate” means, with respect to any Contract denominated and payable in Euros or GBPs on any day, the lesser of (a) the applicable currency Dollar spot rate used by the Borrower (as determined by the Collateral Manager) to acquire such currency on the date such Contract is included in the Borrower Collateral and (b) the Applicable Conversion Rate for such currency.

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Official Body applicable to such Person (including, without limitation, predatory and abusive lending laws, usury laws, the Federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”,

the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means (i) prior to the earlier to occur of (A) the Scheduled Revolving Period Termination Date and (B) the Maturity Date and, in each case, (x) the aggregate principal amount of outstanding Advances equals or exceeds 75% of the Facility Amount, 2.80% per annum for Advances (or any portion thereof), (y) the aggregate principal amount of outstanding Advances equals or exceeds 50% of the Facility Amount, 2.90% per annum for Advances (or any portion thereof) and (z) otherwise, 3.00% per annum for Advances (or any portion thereof) and (ii) on and after the end of the Revolving Period, 4.50% per annum for all Advances (or any portion thereof); provided that, during the continuation of an Unmatured Event of Default or an Event of Default, the Applicable Margin shall be increased by 2.00% over the otherwise applicable margin.

“APR” of a Contract means, in the case of a Loan, the interest rate or annual rate of finance charges used to determine periodic payments with respect to the related Contract Payment or, in the case of a Lease, the Imputed Lease Rate.

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis based on the quarterly financial statements or annual financial statements, as applicable, of TPVG, without duplication, of (a) the fair market value of the total assets of TPVG and its consolidated Subsidiaries as required by, and in accordance with, GAAP and Applicable Law and any orders of the Securities and Exchange Commission issued to TPVG, to be determined by the Board of Directors of TPVG and reviewed by its auditors on a quarterly basis, less all liabilities (other than Indebtedness, including Indebtedness hereunder) of TPVG and its consolidated Subsidiaries, to (b) the aggregate amount of Indebtedness of TPVG and its consolidated Subsidiaries, in each case as determined pursuant to the Investment Company Act and any orders of the Securities and Exchange Commission issued to or with respect to TPVG thereunder, including any exemptive relief granted by the Securities and Exchange Commission with respect to the indebtedness of any SBIC Subsidiary; provided that unfunded commitments of TPVG and/or Borrower shall not be considered Indebtedness for purposes of this definition.

“Asset Quality Tests” means, collectively or individually as the case may be, the Minimum Weighted Average APR Test, the Minimum Weighted Average Spread Test, the Maximum Weighted Average Remaining Maturity Test, Maximum Weighted Average Debt-to-Valuation Test and the Minimum Weighted Average IRR Test.

“Backup Collateral Manager” means Portfolio Financial Servicing Company solely in its capacity as Backup Collateral Manager, together with its successors and permitted assigns in such capacity.

“Backup Collateral Manager Fee” has the meaning set forth in the Backup Collateral Manager Fee Letter.

“Backup Collateral Manager Fee and Expenses” has the meaning set forth in the Section 11.1(l).

“Backup Collateral Manager Fee Letter” means (a) that certain fee letter, dated as of the date hereof, among Portfolio Financial Servicing Company, as Backup Collateral Manager, the Borrower and the Collateral Manager setting forth the fees and expenses payable by the Borrower and the Collateral Manager and acknowledged by the Facility Agent, as the same may be amended, supplemented or otherwise modified by the parties thereto with the consent of the Facility Agent and (b) any letter agreement(s) or schedule of fees entered into by TPVG, the Equityholder and the Borrower, with the consent of the Facility Agent, with a substitute Backup Collateral Manager in replacement of the schedule of fees referred to in clause (a) above relating to fees payable to such substitute Backup Collateral Manager.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.

“Basel III Regulation” shall mean, with respect to any Affected Person, any rule, regulation or guideline applicable to such Affected Person and arising directly or indirectly from (a) any of the following documents prepared by the Basel Committee on Banking Supervision of the Bank of International Settlements: (i) Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring (December 2010), (ii) Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems (June 2011), (iii) Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools (January 2013), or (iv) any document supplementing, clarifying or otherwise relating to any of the foregoing, or (b) any accord, treaty, statute, law, rule, regulation, guideline or pronouncement (whether or not having the force of law) of any governmental authority implementing, furthering or complementing any of the principles set forth in the foregoing documents of strengthening capital and liquidity, in each case as from time to time amended, restated, supplemented or otherwise modified. Without limiting the generality of the foregoing, “Basel III Regulation” shall include Part 6 of the European Union regulation on prudential requirements for credit institutions and investment firms (the “CRR”) and any law, regulation, standard, guideline, directive or other publication supplementing or otherwise modifying the CRR.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published in May 2018 to comply with the Financial Crimes Enforcement Network customer due diligence rules.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan Investor” means (a) any “employee benefit plan” (as defined in Section 3(3) of Title I of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (b) any “plan” as defined in Section 4975(e) of the Code that is subject to Section 4975 of the Code, or (c) any governmental or other plan or arrangement that is not subject to ERISA or to Section 4975 of the Code but is subject to any law or restriction substantially similar to Section 406 of ERISA or Section 4975 of the Code or (d) any entity whose underlying assets include “plan assets” of the foregoing employee benefit plans or plans (within the meaning of the DOL Regulations or otherwise).

“Borrower” has the meaning set forth in the Preamble.

“Borrower Accounts” has the meaning set forth in Section 8.1(c).

“Borrower Assigned Agreements” has the meaning set forth in Section 13.1(c).

“Borrower Collateral” has the meaning set forth in Section 13.1.

“Borrowing Base” means, on any day, (i) the product of the Advance Rate and the lesser of (x) the Net Contracts Balance on such date and (y) the Fair Market Value on such date of all Transferred Contracts to the extent of Eligible Contract Payments minus (ii) the Excess Concentration Amount plus (iii) the equivalent in Dollars of the amount of principal collections on deposit in the Borrower Accounts (as determined by the Collateral Manager using the Applicable Conversion Rate).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or Menlo Park, California are authorized or obligated by law, executive order or government decree to remain closed.

“Capped Fees/Expenses - Backup Collateral Manager” means, at any time, fees, costs and expenses due at such time (if any) to the Backup Collateral Manager under the Transaction Documents such that the aggregate amount of such fees, costs and expenses paid to the Backup Collateral Manager under the Transaction Documents in any calendar year do not exceed $25,000; provided that amounts in excess of such cap and not otherwise paid pursuant to Section 8.5 may be allocated to and charged during the following calendar year (to the extent they do not exceed the $25,000 cap for such following calendar year); provided further, that such Capped Fees/Expenses – Backup Collateral Manager shall not apply if the Backup Collateral Manager is appointed the successor Collateral Manager.

“Capped Fees/Expenses—Custodian” means, at any time, fees, costs and expenses due at such time (if any) to the Custodian under the Transaction Documents such that the aggregate amount of such fees, costs and expenses paid to the Custodian under the Transaction Documents in any calendar year do not exceed $40,000; provided that amounts in excess of such cap and not otherwise paid pursuant to Section 8.5 may be allocated to and charged during the following calendar year (to the extent they do not exceed the $40,000 cap for such following calendar year).

“Contract File” means, with respect to each Contract, the documents specified on Exhibit J applicable to such Contract.

“Contract Payment “ means, with respect to any Obligor, indebtedness of such Obligor arising under a Contract (whether constituting an account, chattel paper, a document, an instrument, a payment intangible or a general intangible), including the right to payment of any Scheduled Contract Payments, interest or finance charges and other obligations of such Obligor with respect thereto but excluding (i) any purchase option payments due or paid under a Lease upon the expiration of the scheduled term of such Lease as of such Advance Date, (ii) any Excluded Amounts due or paid thereunder, (iii) any fees collected on behalf of third parties and (iv) any related Residual or any realizations of such Residual, including scheduled payments on any Lease which become payable after the expiration of its scheduled term.

“Corporate Trust Office” means the applicable designated corporate trust office of the Custodian, specified on its signature page hereto, or such other address within the United States as it may designate from time to time by notice to the Lenders.

“Cost of Funds Rate” means, for any Accrual Period and any Lender, the rate determined as set forth below:

(a) With respect to each Conduit Lender and each day of such Accrual Period, such Conduit Lender’s Commercial Paper Rate for such day, except as otherwise provided in clauses (b) or (c) below.

(b) Except as otherwise provided in clause (d) below, if and to the extent that, and only for so long as, a Conduit Lender at any time determines in good faith that it is unable to raise or is precluded or prohibited from raising, or that it is not advisable to raise, funds through the issuance of commercial paper notes in the commercial paper market of the United States to finance its making or maintenance of its portion of any Advance or any portion thereof (which determination may be based on any allocation method employed in good faith by such Conduit Lender), including by reason of market conditions or by reason of insufficient availability under any of its Support Facilities or the downgrading of any of its Support Parties, upon notice from such Conduit Lender to the Agent for its Lender Group and the Facility Agent, such Conduit Lender’s portion of such Advance shall bear interest at a rate per annum equal to the Alternative Rate, rather than as otherwise determined pursuant to clause (a) above.

(c) Except as otherwise provided in clause (d) below, with respect to each Committed Lender, the Alternative Rate.

(d) With respect to all Lenders, on and after the Maturity Date, the Alternate Base Rate.

~~“CRD” has the meaning set forth in Section 10.23(a).~~

“Credit and Collection Policy” means (i) with respect to the initial Collateral Manager, the credit and collection policies and practices (including underwriting parameters) relating to Contract Payments and Contracts, to be set forth as Exhibit K once the same have been approved and adopted by TPVG’s Board of Directors, as the same may thereafter be modified, amended or supplemented from time to time in compliance with Section 7.4(m) or (ii) with respect to any successor Collateral Manager, the customary credit and collection policies of such successor Collateral Manager.

“Credit-Watch List” means a list established and revised from time to time by Collateral Manager, and made available to the Lenders, that Collateral Manager uses to monitor the credit risk of certain Obligors.

“Critical Component” means, in respect of a weapons system referred to in the definition of Prohibited Defense Contract, a component used specifically in the production of the weapon system or plays a direct role in the lethality of the weapon system.

“Custodial Delivery Failure” has the meaning set forth in Section 12.11.

“Custodian” means U.S. Bank National Association solely in its capacity as Custodian, together with its successors and permitted assigns in such capacity.

“Custodian Fee Letter” means that certain fee letter, dated as of the date hereof, among U.S. Bank National Association, as Custodian, the Borrower and the Collateral Manager setting forth the fees and expenses payable by the Borrower and the Collateral Manager and acknowledged by the Facility Agent, as the same may be amended, supplemented or otherwise modified by the parties thereto with the consent of the Facility Agent.

“Custodian Fees and Expenses” has the meaning set forth in Section 12.17.

“DBNY” means Deutsche Bank AG, New York Branch, and its successors.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Facility Agent, the Paying Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the ~~Servicer~~ Collateral Manager, the Facility Agent, the Paying Agent or any other Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, (iv) has failed, within one Business Day after request by the Facility Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Advances under this Agreement, or (v) has (or has a parent company that has) become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Deferrable Contract” means a Contract (other than a Product 6 Contract) that by its terms permits the deferral or capitalization of payment of accrued, unpaid interest (exclusive of any contractual end- of- term payment).

“Delinquency Ratio” means, for any Collection Period, the ratio, expressed as a percentage, of (i) the Aggregate Outstanding Principal Balance of all Contracts which are Delinquent Contracts during such Collection Period and which are (as of the end of business on the Business Day prior to such time), or immediately prior to so becoming delinquent had been, included in the Net Contracts Balance divided by (ii) the Aggregate Outstanding Principal Balance of all Contracts as of the last day of the prior Collection Period; provided that, the outstanding Principal Balance of a Delinquent Contract that has been repurchased during such Collection Period in accordance with and subject to the terms of Section 6.3 of the Sale Agreement, shall not be included in the calculation of the ratio set forth in this definition for such Collection Period or for any prior Collection Period.

“Delinquent Contract” means a Contract as to which any Scheduled Contract Payment or part thereof is unpaid more than 31 days from its original due date.

“Discounted Present Value” means, as of any date of determination, for all Contracts evidencing Leases, the present value of all Scheduled Contract Payments to become due subsequent to the second day of the current calendar month and on or prior to the end of the original term thereof in accordance with the provisions of such Contract, determined by discounting all such Scheduled Contract Payments from the Distribution Date in the month immediately following the month in which such Scheduled Contract Payments are to become due to the current Distribution Date by using the Imputed Lease Rate.

“Distribution Date” means (i) the 15th day of each calendar month, or if such 15th day is not a Business Day, the next succeeding Business Day, commencing April, 2014 and (ii) the Maturity Date.

“DOL Regulations” means regulations promulgated by the U.S. Department of Labor at 29 C.F.R. § 2510.3 101, as modified by Section 3(42) of ERISA, and at 29 C.F.R. § 2550.401c-1.

“Dollar(s)” and the sign “$” mean lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

(f) as to which the representations and warranties set forth in Article IV of the Sale Agreement are true and correct in all respects as of the related Advance Date;

(g) which was, and which arises under a Contract which is, originated in accordance with, and satisfies in all material respects all applicable requirements of, the Credit and Collection Policy, or, if such Contract was acquired by TPVG, such Contract satisfies in all material respects all applicable requirements of the Credit and Collection Policy;

(h) which represents, and which arises under a Contract which represents, the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and general equitable principles, whether applied in a proceeding at law or in equity;

(i) which is entitled to be paid pursuant to the terms of the related Contract;

(j) which does not, and which arises under a Contract which does not, contravene in any material respect any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the related Contract is in violation of any such law, rule or regulation that would reasonably be expected to have a material adverse effect on the collectibility, value or payment terms of such Contract Payment or such Contract~~, and with respect to which the proceeds thereof will not be used to finance activities within the marijuana industry, nor any other industry which is illegal under Federal law at the time of acquisition of such Contract~~;

(k) with respect to which, and which arises under a Contract with respect to which, no proceedings or investigations are pending or threatened before any Official Body (i) asserting the invalidity of such Contract Payment or the Contract, (ii) seeking payment of such Contract Payment or payment and performance of such Contract or (iii) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of such Contract Payment or such Contract;

(l) with respect to which the Obligor thereunder is not, to the knowledge of the Borrower, the Collateral Manager, or TPVG unable to make payment of its obligations when due;

(m) if the related Contract constitutes “chattel paper” within the meaning of the UCC (i) as enacted in the jurisdiction in which the Borrower is located and where the Custodian takes possession thereof and (ii) also as enacted in the jurisdiction in which TPVG is located then, in each such case, there is only one original chattel paper copy of such Contract (including any note or instrument) in existence, which original has been stamped with the notation “original copy” and delivered to the Custodian as contemplated under Section 12.1, and with any counterpart copies marked as such;

hereunder, such Contracts shall contain standard cross-collateralization and cross-default provisions;

(ccc) if arising under a Deferrable Contract, such Contract has a required cash pay interest component that is greater than 50% of the total interest rate of such Contract; ~~and~~

(ddd) is not a Contract pursuant to which any future advances or payments may be required to be made by the Borrower;

(eee) which arises under a Contract whose Obligor is not in a Prohibited Industry;

(fff) which arises under a Contract whose Obligor is not a Non-Sustainable Obligor; and

(ggg) which arises under a Contract which does not by its terms permit its proceeds to be used to finance activities within the marijuana industry or the sale of firearms, the development of adult entertainment, any form of betting and gambling or the making or collection of pay day loans, nor will they be used to provide financing to any other industry which is illegal under Applicable Law at the time of acquisition of such Contract.

“Eligible Currency” means Dollars, GBPs and Euros.

“Eligible Jurisdiction” means the U.S., the United Kingdom, Israel, Germany, Switzerland, Singapore, the Cayman Islands, Cyprus, Canada, France, Hong Kong, Mauritius, the Netherlands, Australia, China and India, or any other country approved by the Facility Agent in its sole discretion.

“Enterprise Software” means the industry code 6050a as set forth in Exhibit N, as determined, in the reasonable discretion of the Collateral Manager, as of the date of determination.

“Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Official Bodies, relating to the protection of human health or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equity Interests” has the meaning set forth in Section 10.23(a).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, including all regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, for purposes of Title IV of ERISA, is a member of the Borrower’s “controlled group” or is under “common control” with the Borrower, within the meaning of Section 414 of the Code.

“ERISA Event” means (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the thirty (30)-day notice requirement with respect thereto has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such a Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(k) of the Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of the Borrower or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards of Sections 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA, (j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A or Section 4042 of ERISA); (k) the failure of the Borrower or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA; (l) the Borrower or any ERISA Affiliate incurs any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); or (m) the Borrower or any ERISA Affiliate commits any act (or omission) which could give rise to the imposition of fines, penalties, taxes, or related charges under ERISA or the Code.

“Errors” has the meaning set forth in Section 11.1(g).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EU Securitization Regulation” means Regulation (EU) 2017/2402.

“EU Securitization Rules” means the EU Securitization Regulation, together with any relevant regulatory and/or implementing technical standards adopted by the European Commission in relation thereto, any relevant regulatory and/or implementing technical standards applicable in relation thereto pursuant to any transitional arrangements made pursuant to the EU Securitization Regulation, and, in each case, any relevant guidance published by the European Banking Authority, the European Securities and Markets Authority (or, in either case, any predecessor or successor authority) or by the European Commission.

“Euro”, “Euros”, “euro” and “€” mean the lawful currency of the member states of the European Union that have adopted and retain the single currency in accordance with the treaty establishing the European Community, as amended from time to time; provided, that if any member state or states ceases to have such single currency as its lawful currency (such member state(s) being the “Exiting State(s)”), such term shall mean the single currency adopted and retained as the lawful currency of the remaining member states and shall not include any successor currency introduced by the Exiting State(s).

“Event of Default” means any of the events described in Section 14.1.

“Exception Report” has the meaning set forth in Section 12.2.

“Exceptions” has the meaning set forth in Section 12.2.

“Excess Concentration Amount” means, as of the related Advance Date and after giving effect to any Contracts to be sold to or acquired by the Borrower on such day, and on each Distribution Date, the sum of the following amounts:

(a) the excess, if any, of the Aggregate Outstanding Principal Balance of the Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) owing by the five Obligors with the highest Principal Balances at such time over 45% of the Net Contracts Balance of all Transferred Contracts;

(b) the sum of the excesses, for all Transferred Contracts, of the Aggregate Outstanding Principal Balance of the Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) owing by the Obligor with the highest Principal Balances at such time over 10% of the Net Contracts Balance of all Transferred Contracts;

(c) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts with (i) Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors in the Industry with the highest Aggregate Outstanding Principal Balance over 35% of the Net Contracts Balance of all Transferred Contracts, (ii) Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors in the Industry with the second highest Aggregate Outstanding Principal Balance over 20% of the Net Contracts Balance of all Transferred Contracts; provided that if the Software Industry has the second highest Aggregate Outstanding Principal Balance, then the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors in the Software

Industry may be up to 25% of the Net Contracts Balance of all Transferred Contracts; provided, further, that the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors in each of the SaaS and Enterprise Software sub-categories of the Software Industry may not exceed 15% of the Net Contracts Balance of all Transferred Contracts, (iii) Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors in any other Industry over 15% of the Net Contracts Balance of all Transferred Contracts, and (iv) Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors in any single Industry measured at the 1000 level over 65% of the Net Contracts Balance of all Transferred Contracts;

(d) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts with (i) Eligible Contract Payments (excluding Excluded Contract Payments) related to all Obligors who are domiciled in an Eligible Jurisdiction other than the U.S. or are organized in an Eligible Jurisdiction other than the U.S. over ~~25~~30% of the Net Contracts Balance of all Transferred Contracts and (ii) Eligible Contract Payments (excluding Excluded Contract Payments) related to all Obligors who are domiciled in an Eligible Jurisdiction other than the U.S., the United Kingdom or Germany or are organized in an Eligible Jurisdiction other than the U.S., United Kingdom or Germany over ~~10~~15% of the Net Contracts Balance of all Transferred Contracts;

(e) the excess, if any, of the Aggregate Outstanding Principal Balance of all Agented Contracts (other than TriplePoint Agented Contracts) with Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors for which TPVG and its Affiliates fail to either (i) individually or collectively hold greater than 50% of the voting interest in such Contract, (ii) hold a minority blocking interest against all material consents, amendments, waivers or approvals thereunder or (iii) hold enforcing lender rights over 10% of the Net Contracts Balance of all Transferred Contracts;

(f) without duplication of clause (c)(i) above, the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors in the Healthcare Industry over 35% of the Net Contracts Balance of all Transferred Contracts;

(g) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts that are Deferrable Contracts (and are not Excluded Deferrable Contracts) over 15% of the Net Contracts Balance of all Transferred Contracts;

(h) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) that permit “interest only” Scheduled Contract Payments more than 24 months from the date of origination thereof over 33% of the Net Contracts Balance of all Transferred Contracts;

(i) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) that are Product 4 Contracts over 25% of the Net Contracts Balance of all Transferred Contracts;

(j) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) that are Product 5 Contracts over 15% of the Net Contracts Balance of all Transferred Contracts;

(k) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) that are Product 6 Contracts over 33% of the Net Contracts Balance of all Transferred Contracts;

(l) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) that are denominated in an Eligible Currency other than Dollars over ~~10~~20% of the Net Contracts Balance of all Transferred Contracts; ~~and~~

(m) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts with Eligible Contract Payments (excluding Excluded Contract Payments) owing by Obligors that are Affiliates of TPC, the Borrower or TPVG~~.~~; and

(n) the excess, if any, of the Aggregate Outstanding Principal Balance of all Contracts that are in the defense industry (other than a Prohibited Defense Contract) over 7.5% of the Aggregate Contracts Balance of all Transferred Contracts.

“Excluded Amounts “ means any amounts relating to diligence, legal, facility, tax, filing, insurance, maintenance and ancillary products and services.

“Excluded Contract Payments” means all Eligible Contract Payments described in clause (ddd) of the definition thereof, until such time as such Eligible Contract Payments meet the requirements set forth in clauses (a) through (ccc) thereof, as applicable.

“Excluded Deferrable Contract” means a Deferrable Contract that either (a) has a required cash pay interest component that is greater than 60% of the total interest rate of such Contract or (b) has a required cash pay interest component equal to or greater than 9.00%.

“Excluded Taxes” has the meaning set forth in Section 4.3(e)(vii).

“Extending Lender Group” has the meaning set forth in Section 2.7(a).

“Extension Request” has the meaning set forth in Section 2.7(a).

“Executive Officer” means, with respect to the Borrower, the Collateral Manager or TPVG, the Chief Executive Officer, President, Chief Operating Officer or Chief Financial Officer of such Person, with respect to the Custodian, the individuals listed on Exhibit G, and, with respect to any other Person, the President, Chief Financial Officer or any Vice President.

“Facility Agent” has the meaning set forth in the Preamble.

“Facility Agent Fee” means the “Facility Agent Fee” set forth in the Facility Agent Fee Letter.

“Facility Agent Fee Letter” means that certain Facility Agent Fee Letter among the Facility Agent, the Borrower and TPVG.

“Facility Amount” means (a) prior to the end of the Revolving Period, $~~210,000,000~~265,000,000, increased by the amount of any increase made in accordance with Section 2.8 and (b) thereafter, the Advances outstanding.

“Fair Market Value” means, with respect to each Contract, the least of (a) the outstanding Principal Balance of such Contract and (b) if such Contract has been reduced in value below the outstanding Principal Balance thereof (other than as a result of the allocation of a portion of the outstanding Principal Balance to Warrant Assets), the value of such Contract as required by, and in accordance with, the 1940 Act, as amended, and any orders of the SEC issued to the Collateral Manager, to be determined by the Board of Directors of the Collateral Manager and reviewed by its auditors.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Paying Agent from three federal funds brokers of recognized standing selected by it.

“Fees” has the meaning set forth in Section 8.6.

“Finance Lease” means a Lease whereby TPVG is deemed to have made a loan to the Obligor, which loan is secured by the Obligor’s ownership interest in the related Contract Collateral, and the lease or installment payments thereon represent repayment on such Loan.

“Fitch” means Fitch, Inc., Fitch Ratings Ltd. and their subsidiaries, including Derivative Fitch Inc. and Derivative Fitch Ltd. and any successor thereto.

“Fixed Rate Contract” means any Contract that bears a fixed rate of interest.

“Funded Equity” means, at any time of determination, (i) the Net Contracts Balance on such date plus (ii) all principal collections on deposit in the Collection Account minus (iii) the sum of the principal of all Advances then outstanding under this Agreement.

thereafter and owing to the transferring Hedge Counterparty as of the date of such transfer) to another entity that meets the requirements of clauses (b)(i) and (b)(ii) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer.

“Hedge Transaction” means each interest rate swap, index rate swap or interest rate cap transaction or comparable derivative arrangement between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 10.6 and is governed by a Hedging Agreement.

“Hedging Agreement” means the agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty pursuant to Section 10.6, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction or a “Confirmation” that incorporates the terms of such a “Master Agreement” and “Schedule.”

“Imputed Lease Rate” means, with respect to any Lease, the financing rate used by TPVG to determine periodic payments with respect to the related Contract Payment; which financing rates will be consistent with TPVG’s calculation of such financing rates for purposes of the preparation of its audited financial statements.

“Increased Costs” means collectively, any increased cost, loss or liability owing to any Affected Person under Article V, of this Agreement.

“Increased Facility Amount” has the meaning set forth in Section 2.8.

“Indebtedness” means, with respect to any Person at any time, any (a) indebtedness or liabilities of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services (including trade obligations); (b) obligations of such Person as lessee under leases which should have been or should be, in accordance with GAAP, recorded as capital leases; (c) current liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (d) obligations issued for or liabilities incurred on the account of such Person; (e) obligations or liabilities of such Person arising under acceptance facilities; (f) obligations of such Person under any guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (g) obligations of such Person secured by any Lien on property or assets of such Person, whether or not the obligations have been assumed by such Person; or (h) obligations of such Person under any interest rate or currency exchange agreement or other Hedging Agreement.

“Indemnified Amounts” has the meaning set forth in Section 17.1.

“Indemnified Party” has the meaning set forth in Section 17.1.

“Indemnity Period” has the meaning set forth in Section 5.2(a).

“Loan Originations and Revisions” has the meaning set forth in Section 10.23(d).

“Lockbox Account” means the lockbox account to which the Obligors are directed to remit Contract Payments in accordance with this Agreement.

“Lockbox Agreement” means each agreement among a Lockbox Bank, the Collateral Manager, the Borrower and the Facility Agent that governs one or more Lockbox Accounts.

“Lockbox Bank” means any institution acceptable to the Facility Agent at which a Lockbox Account is kept.

“Materially Modified Contract” means any Contract that has undergone one or more of the following modifications (it being understood that each separate occurrence thereof will once again render such Contract a “Materially Modified Contract”): (i) any reduction of the APR thereof, (ii) any reduction of the Principal Balance thereof, (iii) any extension of maturity date thereof or (iv) any extension of any interest-only period thereon that, in the case of this clause (iv) only, is not approved by Lenders holding Advances aggregating at least 50% of all Advances.

“Maturity Date” means the earlier of (i) the date that is eighteen (18) months after the Scheduled Revolving Period Termination Date and (ii) the effective date on which the facility hereunder is terminated pursuant to Section 14.2.

“Maximum Weighted Average Debt- to-Valuation Ratio Test” means a test that will be satisfied, on any date of determination, if the Weighted Average Debt-to-Valuation of all Eligible Contracts included in the Contracts on such day is less than or equal to 25%.

“Maximum Weighted Average Remaining Maturity Test” means a test that will be satisfied, on any date of determination, if the Weighted Average Remaining Maturity of all Eligible Contracts included in the Contracts is less than or equal to 3.75 years.

“Minimum Weighted Average APR Test” means a test that will be satisfied, on any date of determination, if the Weighted Average APR of all Eligible Contracts that are Fixed Rate Contracts included in the Contracts on such day is equal to or greater than 6.00%.

“Minimum Weighted Average Spread Test” means a test that will be satisfied, on any date of determination, if the Weighted Average Floating Spread of all Eligible Contracts that bear interest at a spread over the Prime Rate included in the Contracts on such day is equal to or greater than ~~6.00~~the Prime Rate plus 2.50%.

“Minimum Weighted Average IRR Test” means a test that will be satisfied, on any date of determination, if the Weighted Average IRR of all Eligible Contracts included in the Contracts on such day is equal to or greater than 10%.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which the Borrower or any ERISA Affiliate has or could have any obligation or liability, contingent or otherwise.

“Net Income” means, for any Person for any period of time, the aggregate amount of net income for such Person, after taxes, for such period, as determined in accordance with GAAP.

“Net Contracts Balance” means, as of any date, the Aggregate Outstanding Principal Balance for all Transferred Contracts to the extent of Eligible Contract Payments (excluding Excluded Contract Payments) on such date.

“New Lender” has the meaning set forth in Section 2.7(b)

“Non-Exempt Person” has the meaning set forth in Section 4.3(e).

“Non-Extending Lender Group” has the meaning set forth in Section 2.7(a).

“Non-Sustainable Obligor” means any Obligor (a) currently engaged (i) in activities within or in close proximity to World Heritage Sites that might impact the outstanding universal values of the site as defined by UNESCO, (ii) in activities located in or involving the clearing of primary tropical moist forests, illegal logging or uncontrolled and/or illegal use of fire (iii) as an upstream producer and / or processor of palm oil and palm fruit products that is not a member or certified in accordance with the Roundtable on Sustainable Palm Oil (“RSPO”) or time-bound committed toward RSPO certification, (iv) in expanding an existing or developing a new coal-fired power irrespective of location, (v) in developing greenfield thermal coal mining, or (vi) in using mountain top removal as an extraction method in mining or (b) in relation to which there is evidence of child or forced labor in accordance with international labor conventions or other human rights violations such as slavery, forced or compulsory labor and human trafficking as defined by the Modern Slavery Act 2015.

“Note” means a promissory grid note, in the form of Exhibit A, made payable to the order of an Agent, on behalf of the related Lenders.

“Note Agent” has the meaning set forth in Section 15.1.

“Note Register” has the meaning set forth in Section 16.5(a).

“Note Registrar” has the meaning set forth in Section 16.5(a).

“Obligations” means all obligations (monetary or otherwise) of the Borrower to the Lenders, the Agents, the Backup Collateral Manager, the Custodian, the Paying Agent, the Facility Agent, the Hedge Counterparty or any other Affected Person or Indemnified Party arising under or in connection with this Agreement, the Notes and each other Transaction Document.

“Permitted Lien” means (i) the Lien in favor of the Facility Agent for the benefit of the Secured Parties, (ii) the restrictions on transferability imposed by the Transaction Documents, (iii) inchoate Liens for taxes not yet payable and mechanics’ or suppliers’ liens for services or materials supplied the payment of which is not yet overdue or for which adequate reserves have been established, (iv) as to Contract Collateral (1) the Lien in favor of the Borrower herein, (2) the leasehold interest of the Obligor in a True Lease and (3) any Liens on the Contract Collateral permitted pursuant to the applicable Contract, (v) as to Growth Capital Loans, Liens held by senior lenders with respect to subordinated Transferred Contracts, and (vi) as to Agented Contracts, Liens in favor of the agent on behalf of all the lenders or lessors of the related Obligor.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA, Section 412 and 430 of the Code, or Section 302 of ERISA and in respect of which the Borrower or any ERISA Affiliate (x) is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, or (y) has or could have any obligation or liability, contingent or otherwise.

“Pledge Agreement” means the Pledge Agreement, dated as of the Effective Date, from the Equityholder, as pledger in favor of the Facility Agent, as secured party.

“Portfolio Investment” means that portion of any Warrant Asset held by the Borrower and any equity interests in a Person held by the Borrower as a result of exchanging or exercising such Warrant Asset.

“Predecessor Work Product” has the meaning set forth in Section 11.1(g).

“Principal Balance” means (a) with respect to any Contract evidencing a Loan, as of any date, the Initial Contract Balance thereof minus the sum of (i) the principal portion of all Scheduled Contract Payments received on or after the related Advance Date and on or prior to such date, (ii) the principal portion of all prepayments received, determined by the Collateral Manager using the Applicable Exchange Rate and (iii) the principal portion of proceeds from any insurance policies covering the related Contract Collateral, liquidation proceeds and proceeds from any guaranties received and allocated to principal by the Collateral Manager (excluding accrued interest, fees and contractual end-of-term payments), in each case determined by the Collateral Manager using the Applicable Exchange Rate; allocating all such payments in accordance with the terms of such Contract to the reduction of the unpaid principal balance of such Contract and (b) with respect to any Contract evidencing a Lease, as of any date, the Discounted Present Value of such Lease.

“Prime Rate” means, for any date of determination, the greater of (a) 0.0% and (b) a fluctuating rate of interest per annum equal to the “Prime Rate” most recently published in the Wall Street Journal and described as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks”.

“Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

“Product 1 Contract” means a Growth Capital Loan secured by a security interest, first in priority, in all or substantially all assets of the related Obligor.

“Product 2 Contract” means a Growth Capital Loan secured by a security interest, first in priority, in substantially all assets of the related Obligor, other than accounts receivable, inventory, lockbox and collection accounts into which proceeds of accounts receivable are deposited, or cash accounts, which serve as collateral to an existing and outstanding revolving loan to another financing provider.

“Product 3 Contract” means a Growth Capital Loan secured by a security interest in substantially all assets of the related Obligor, other than a security interest, first in priority, in substantially all assets of the related Obligor, which serve as collateral to an existing and outstanding revolving loan to another financing provider.

“Product 4 Contract” means a Growth Capital Loan secured by a security interest in substantially all assets of the related Obligor, other than a security interest, first in priority, in substantially all assets of the related Obligor, which serve as collateral to an existing and outstanding term loan (with or without an accompanying revolving facility) to another financing provider.

“Product 5 Contract” means a revolving loan secured by a security interest, first in priority, in all or substantially all assets of the related Obligor or a security interest, first in priority, first in priority in those assets subject to a borrowing base formula for the revolving loan.

“Product 6 Contract” means an equipment loan, capital lease or true lease secured by a security interest, first in priority, in a specific item or items of equipment or related assets or a lease of a specific item or items of equipment or related assets.

“Prohibited Defense Contract” means a Contract in respect of which the related Obligor’s primary direct business is the production or distribution of antipersonnel landmines, cluster munitions, biological and chemical, radiological and nuclear weapons or their Critical Components.

“Prohibited Industry” means with respect to any Obligor, its primary business is (a) within an industry referred to in the definition of Prohibited Defense Contract; (b) the manufacture of fully completed and operational assault weapons or firearms; (c) in pornography or adult entertainment; or (d) in the betting, gambling or internet gaming industry (other than hospitality and/or resorts development or the management thereof).

cancellations of any presently outstanding Hedging Agreements satisfy the Borrower’s covenant contained in Section 10.6, of this Agreement to maintain Hedging Agreements.

“Repurchase Amount” means, for any Ineligible Contract for which a payment is being made pursuant to Section 7.14 or any Charged-Off Contract or Delinquent Contract being repurchased pursuant to Section 6.3 of the Sale Agreement as of any time of determination, the sum of (i) the aggregate outstanding Principal Balance of such Contract as of the last Distribution Date, (ii) any accrued and unpaid interest thereon since the last Distribution Date and (iii) all Hedge Breakage Costs owed to any relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement, incurred in connection with such payment or repurchase and the termination of any Hedge Transactions in whole or in part in connection therewith.

“Repurchased Contract” means, with respect to any Collection Period, any Contract as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Borrower or the Collateral Manager, as applicable, on or before the related Collateral Manager Report Date and any Contract purchased by the Equityholder pursuant to the Sale Agreement as to which the Repurchase Amount has been deposited in the Collection Account by the Equityholder.

“Request for Release and Receipt” means a form substantially in the form of Exhibit F-2 completed and signed by the Collateral Manager.

“Required Lenders” means, at any time, not fewer than two Lenders holding Advances aggregating at least 66-2/3% of all Advances.

“Required Notional Amount” means, with respect to any date of determination, (x) for Hedge Transactions pursuant to Section 10.6(a)(i), the outstanding principal amount of the Advances on such date of determination, and (y) for Hedge Transactions pursuant to Section 10.6(a)(ii), the greater of (i) $25,000,000 and (ii) the outstanding principal amount of the Advances on such date of determination.

“Residual” means, with respect to any True Lease, any interest of the lessor or its assigns, as owner of underlying Contract Collateral, in the value of the related Contract Collateral after termination of such True Lease, including the proceeds from the sale or use of the Contract Collateral after the termination of such True Lease.

“Responsible Officer” means, with respect to (a) TPVG, the Collateral Manager or the Borrower, its Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, or any other officer or employee of TPVG, the Collateral Manager or the Borrower directly responsible for the administration or collection of the Transferred Contracts, or (b) any other Person, any Person that is not an individual, the President, any Vice-President or Assistant Vice-President, Corporate Trust Officer or the Controller of such Person, or any other officer or employee having similar functions.

“Restricted Information” has the meaning set forth in Section 10.23(b).

“Retained Interest” means, with respect to each Transferred Contract, the following rights and obligations in such Transferred Contract and under the related documents, which are being retained by TPVG or the Equityholder (in the case of the rights and obligations described in clauses (a) and (b)(iii)) or which are held by parties other than the Borrower): (a) with respect to any Transferred Contract with an unfunded commitment on the part of the lender that does not provide by its terms that funding thereunder is in the lender’s sole and absolute discretion, all of the obligations, if any, to provide additional funding with respect to such Transferred Contract and (b) with respect to any Transferred Contract arising under an Agented Contract, (i) all of the rights and obligations, if any, of the agent under the documentation evidencing such Transferred Contract, (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Transferred Contract that relate to such portion(s) of the indebtedness that is owned by another lender and/or lessor, (iii) any unused, commitment or similar fees associated with the additional funding obligations that are not being transferred in accordance with clause (a) of this definition, (iv) any agency or any advisory, consulting or similar fees due from the Obligor associated with services provided by the agent that are not being transferred in accordance with clause (b) of this definition and (v) any origination or underwriting fee paid to TPVG or the Equityholder in connection with the origination or acquisition of such Transferred Contract.

“Retention Holder Originated Contracts” means a Contract with respect to which the Equityholder itself or through related entities (including without limitation the Borrower), directly or indirectly, was involved in the Lease or Loan (as applicable) which created such Contract.

“Revolving Period” means the period of time starting on the Effective Date and ending on the earlier to occur of (i) the Scheduled Revolving Period Termination Date, as may be extended at the request or at the direction of the Borrower made not less than 90 days or more than 120 days prior to the Scheduled Revolving Period Termination Date with the consent of the Facility Agent and each Lender (which consent shall be given or denied to the Borrower in the sole discretion of the Facility Agent and each Lender within 30 Business Days following such request), (ii) the date selected by the Required Lenders (by written notice to the Facility Agent, the Borrower and the Collateral Manager) following the occurrence of a Termination Event, or (iii) the effective date on which the facility hereunder is terminated pursuant to Section 14.2.

“Sale Agreement” means the Receivables Sale and Contribution Agreement, dated as of February 21, 2014, by and between the Equityholder, as seller, and the Borrower, as purchaser, as amended, supplemented or restated from time to time.

“Sanction Target” has the meaning set forth in Section 9.26.

“Sanctions” has the meaning set forth in Section 9.26.

“Sanctioned ~~Country” means, at any time, a country or territory that is, or whose government is, a target of any Sanctions.~~Countries” has the meaning set forth in Section 9.26.

~~“Sanctioned Person “ means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person described in clauses (a) or (b) of this definition.~~

~~“Sanctions” means economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.~~SBCA Act” means Title VIII of the Consolidated Appropriations Act of 2018, known as the Small Business Credit Availability Act, as amended.

“SBIC Subsidiary” means any direct or indirect Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material assets of such general partner or managing entity is its equity interest in the SBIC Subsidiary) of TPVG licensed as a small business investment company under the Small Business Investment Company Act of 1958, as amended.

“Schedule of Contracts” means the list or lists of Contracts attached to each Advance Request. Each such schedule shall identify the Contracts which are being transferred to the Borrower, shall set forth such information with respect to each such Contract as the Borrower or the Facility Agent may reasonably require and shall supplement any such schedules attached to previously-delivered Advance Requests.

“Scheduled Contract Payment” means each periodic installment payable by an Obligor under a Contract for rent, principal and/or interest, excluding all supplemental or additional payments required by the terms of such Contract with respect to sales or other taxes, insurance, maintenance, ancillary products and services, late fees, penalties, default interest and other specific charges.

“Scheduled Revolving Period Termination Date” means the later of (i) ~~February 21, 2020~~May 31, 2021 or (ii) such later date agreed to in writing by the Facility Agent and each Lender as requested by the Borrower in accordance with the terms of the definition of “Revolving Period”.

“Section 4.3 Certificate” has the meaning set forth in Section 4.3(e)(ii).

“Secured Parties” means, collectively, each Agent, each Lender, the Facility Agent, the Backup Collateral Manager, the Custodian, the Paying Agent, each other Affected Person and Indemnified Party and Hedge Counterparty and their respective successors and assigns.

“Security Deposit Collection Account “ means the account designated as the Security Deposit Collection Account in, and which is established and maintained pursuant to, Section 8.1(a).

“Senior Costs” means, as of any date of determination, the sum of (a) all Carrying Costs plus (b) the Collateral Manager Fee plus (c) the Facility Agent Fee plus (d) the Backup Collateral Manager Fee plus (e) all fees due to the Custodian under the Custodian Fee Letter, each for the related Collection Period plus (f) the Unused Fee.

“Settlement Date” means, with respect to any Advance, (x) each Distribution Date and (y) the date on which the Borrower shall prepay such Advance pursuant to Section 2.4.

“Software as a Service” and “SaaS” mean the industry code 6050b as set forth in Exhibit N, as determined, in the reasonable discretion of the Collateral Manager, as of the date of determination.

“Software Industry” means the industry code 6050 as set forth in Exhibit N, as determined, in the reasonable discretion of the Collateral Manager, as of the date of determination.

“Standard & Poor’s” means ~~Standard & Poor’s~~S&P Global Ratings ~~Services~~, a Standard & Poor’s Financial Services LLC business~~, and any successor~~ (or its successors ~~thereto~~in interest).

“Structured Lender” means any Person whose principal business consists of issuing commercial paper, medium term notes or other securities to fund its acquisition and maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar assets or interests therein and which is required by any nationally recognized statistical rating organization which is rating such securities to obtain from its principal debtors an agreement such as that set forth in Section 18.11(a) of this Agreement in order to maintain such rating.

“Structured Lender Liquidity Arrangement” means each liquidity, credit enhancement or “back-stop” purchase or loan facility for a Lender which is a Structured Lender relating to this Agreement.

“Subject Laws” means the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).

“Subsidiary” means, with respect to any Person, a corporation, partnership or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

“Support Facility” means any liquidity or credit support agreement with a Structured Lender which relates to this Agreement (including any agreement to purchase an assignment of or participation in the Notes).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Vendor” means, with respect to any Contract, the equipment manufacturer, dealer or distributor or other Person that provided products or services with respect to the Contract Collateral under such Contract.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Warrant Asset” means the Borrower’s economic interest in any equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by TPVG or the Equityholder as an “equity kicker” from the Obligor in connection with such Transferred Contract; provided that the term Warrant Asset shall in no event include the right of TPVG or the Equityholder to participate as an investor in future equity financings by an Obligor.

“Weighted Average APR” means, as of any date of determination with respect to all Eligible Contracts that are Fixed Rate Contracts included in the Borrower Collateral, the number obtained by (i) summing the products obtained by multiplying (a) the APR of such Eligible Contract by (b) the Principal Balance of such Eligible Contract and (ii) dividing such sum by the Aggregate Outstanding Principal Balance of all Eligible Contracts included in the Borrower Collateral on such date.

“Weighted Average Debt-to-Valuation” means, as of any date of determination with respect to all Eligible Contracts included in the Borrower Collateral, the number (expressed as a percentage) obtained by (i) summing the products obtained by multiplying (a) the consolidated debt- to-enterprise value ratio (as determined by the Collateral Manager and including all debt of such Obligor that is senior to or pari passu to the debt owed to the Borrower) of the related Obligor by (b) the Principal Balance of such Eligible Contract and (ii) dividing such sum by the Aggregate Outstanding Principal Balance of all Eligible Contracts included in the Borrower Collateral on such date.

“Weighted Average Floating Spread” means, as of any date of determination with respect to all Eligible Contracts that bear interest at a spread over the Prime Rate included in the Borrower Collateral, the spread obtained by (i) summing the products obtained by multiplying (a) the ~~APR of~~stated interest rate spread on such Eligible Contract above the Prime Rate by (b) the Principal Balance of such Eligible Contract and (ii) dividing such sum by the Aggregate Outstanding Principal Balance of all Eligible Contracts included in the Borrower Collateral on such date.

“Weighted Average IRR” means, as of any date of determination with respect to all Eligible Contracts included in the Borrower Collateral, the number obtained by (i) summing the products obtained by multiplying (a) the IRR of such Eligible Contract by (b) the Principal

(e) For the avoidance of doubt, on each date on which the Net Contracts Balance or the Borrowing Base is required to be calculated hereunder, the eligibility of each of the Contracts shall be redetermined as of such calculation date and, as a consequence thereof, Contracts having Contract Payments that were Eligible Contract Payments on a prior calculation date may be excluded from the Net Contracts Balance or the Borrowing Base (as the case may be) on the date of calculation.

(f) Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Sale Agreement.

(g) Unless otherwise specified, each reference in this Agreement or in any other Transaction Document to a Transaction Document shall mean such Transaction Document as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms of the Transaction Documents.

(h) All calculations required to be made hereunder with respect to the Contracts and the Borrowing Base shall be made on a trade date basis and after giving effect to (x) all purchases or sales to be entered into on such trade date and (y) all Advances requested to be made on such trade date plus the balance of all unfunded Advances to be made in connection with the Borrower’s purchase of previously requested (and approved) Contracts or any funding with respect to a revolving loan facility included in the Borrower Collateral.

(i) Any use of the term “knowledge” or “actual knowledge” in this Agreement shall mean actual knowledge after reasonable inquiry.

(j) Any use of “material” or “materially” or words of similar meaning in this Agreement shall mean material, as determined by the Facility Agent in its sole discretion.

(k) For purposes of this Agreement, an Event of Default or Collateral Manager Default shall be deemed to be continuing until it is waived in accordance with Section 18.2.

(l) ~~(i)~~ Determinations of the Eligible Contract Payments, or portions thereof, that constitute Excess Concentration Amounts will be determined in the way that produces the highest Borrowing Base at the time of determination, it being understood that an Eligible Contract Payment (or portion thereof) that falls into more than one such category of Eligible Contract Payment will be deemed, solely for the purposes of such determination, to fall only into the category that produces the highest such Borrowing Base at such time (without duplication).

ARTICLE II

THE FACILITY, ADVANCE PROCEDURES AND NOTES

Section 2.1 Advances. On the terms and subject to the conditions set forth in this Agreement, each Lender Group hereby agrees to make advances to the Borrower (individually, an “Advance” and collectively the “Advances”) from time to time on any date (each such date on which an Advance is made, an “Advance Date”) during the Revolving Period. Under no circumstances shall any Lender make an Advance if, after giving effect to such Advance (i) the aggregate outstanding principal amount of all Advances outstanding would exceed the lesser of (x) the Facility Amount and (y) the Borrowing Base on such day, or (ii) in the case of a Committed Lender, the aggregate principal amount of the Advances funded by such Committed Lender would exceed such Committed Lender’s Commitment. Subject to the terms of this Agreement, during the Revolving Period, the Borrower may borrow, reborrow, repay and prepay (subject to the provisions of Section 2.4) one or more Advances.

Section 2.2 Funding of Advances. (a) Subject to the satisfaction of the conditions precedent set forth in Section 6.2, the Borrower may request Advances hereunder by giving notice to the Facility Agent, the Paying Agent and each Agent of the proposed Advance at or prior to 2:00 p.m., New York City time, at least (i) in the case of Advances of more than 20% of the then-current Facility Amount, sixty-one (61) days or (ii) in the case of Advances of up to 20% of the then-current Facility Amount, two (2) Business Days prior to the proposed Advance Date; provided that the foregoing shall not apply to the initial Advance on the ~~Closing~~Effective Date; and provided further, that there shall be a maximum of two Advances requested per week. Such notice (herein called the “Advance Request”) shall be in the form of Exhibit C and shall include the proposed Advance Date (specifically identifying whether such Advance will be on two (2) Business Days’ notice or sixty-one (61) days’ notice and, if on two (2) Business Days’ notice, a calculation showing that after giving effect to such Advance not more than 20% of the Advances outstanding shall be Advances requested by the Borrower on less than sixty-one (61) days’ notice) and amount of such proposed Advance and a Schedule of Contracts setting forth the information required therein with respect to the Contracts to be acquired by the Borrower on the Advance Date. The amount of any Advance shall at least be equal to $250,000. Any Advance Request given by the Borrower pursuant to this Section 2.2, shall be irrevocable and binding on the Borrower. Neither the Facility Agent nor the Paying Agent shall have any obligation to lend funds hereunder. Subject to the satisfaction of the conditions precedent set forth in Section 6.2, each Lender shall make its pro rata share of such Advance available to its Agent not later than 1:00 p.m. (New York City time) on such Advance Date, by wire transfer of same day funds in Dollars. Upon receipt of such funds, each Agent shall remit such funds by wire transfer of same day funds to the Funding Account by 2:00 p.m. (New York City time) on such Advance Date to the extent it has received such funds from the Lenders in its Lender Group no later than 1:00 p.m. (New York City time) on such Advance Date. The Paying Agent shall wire all funds received in the Funding Account as of 3:00 p.m. (New York City time) on the applicable Advance Date as follows: first, to pay any fees and expenses due to the Lenders or the Agents on the applicable Advance Date; and second, all amounts of the Advance in excess of the amounts distributed pursuant to first above shall be made available to the Borrower by deposit to such account as may be designated by the Borrower in the Advance Request. The Borrower expressly acknowledges and agrees that any election by any Lender on one or more occasions to fund any Advance on any day prior to the full passage of such sixty-one (61) day notice period set forth herein shall not constitute or be deemed to be an amendment, waiver or other modification of the requirement for sixty-one (61) days’ notice prior to any Lender funding any Advance hereunder.

(b) Committed Lender’s Commitment. At no time will any Uncommitted Lender have any obligation to fund an Advance. At all times on and after the Conduit Advance

(a) The Borrower may, at any time prior to the date that is thirty (30) days prior to the last day of the Revolving Period, request an extension of the Revolving Period by providing written notice of such request to each Agent and to the Facility Agent (an “Extension Request”). Any Lender Group agreeing to extend the Revolving Period with respect to its Commitment (each, an “Extending Lender Group”) shall, through its Agent, provide written notice of its agreement to extend the Revolving Period to the Facility Agent and the Borrower. No Lender Group shall have any obligation to agree to extend the Revolving Period with respect to its Commitment; and in the event any Agent, on behalf of its Lender Group, shall not provide written notice of its agreement to extend the Revolving Period within thirty (30) days following its receipt of the Extension Request, such Lender Group shall be deemed to have rejected such Extension Request (each, a “Non-Extending Lender Group”). The Borrower may withdraw any Extension Request in its sole discretion prior to the effectiveness of such extension, including without limitation in connection with any rejection or deemed rejection by any Agent (on behalf of its Lender Group) of any Extension Request.

(b) In the event there shall be one or more Non-Extending Lender Groups, the Borrower may, in accordance with Section 2.6, (i) by notice to the Facility Agent and the Agent for each Extending Lender Group, invite each Extending Lender Group to increase their Commitment by purchasing a pro rata amount of the Non-Extending Lender Group’s Commitment, (ii) invite one or more financial institutions to purchase the Commitments of the Non-Extending Lender Group(s) and become a “Lender” under this Agreement or (iii) have the Non-Extending Lender Group’s Commitment terminated.

(c) The Revolving Period with respect to Commitments of the Extending Lender Group and each New Lender, as applicable, will be extended pursuant to an amendment to this Agreement among the Borrower, the Facility Agent and each member of the Extending Lender Group and each New Lender, if any, without the consent of any other Person, and the Required Lenders hereby expressly authorize the execution and delivery of any such amendment.

Section 2.8 Increase of Facility Amount. The Borrower may, at any time after the Effective Date, deliver a written notice to the Facility Agent, each Agent and the Custodian (x) certifying that no Event of Default or Unmatured Event of Default has occurred and is continuing and (y) requesting one or more increases of the Facility Amount to an amount not to exceed $400,000,000 (the amount so requested being the “Increased Facility Amount”). The Facility Amount shall be so increased to the Increased Facility Amount on the later of (x) the second Business Day immediately following the receipt of such written notice by the Facility Agent, the Custodian and each Agent and (y) the date on which any Lender agreeing to increase its Commitment, and any new lender or lenders selected by the Facility Agent and reasonably acceptable to the Borrower agreeing to join this Agreement as a Lender to provide new Commitments, have executed such documentation as the Facility Agent may reasonably require to evidence increased Commitments or new Commitments which, together with all other Commitments in effect at such date, equal in the aggregate the Increased Facility Amount. Any amendment may, with the consent of the Facility Agent, Borrower and the Lenders or prospective lenders agreeing to the proposed increase(s), effect such amendments to this Agreement and the other Transaction Documents as may be necessary to effectuate the provisions of this Section 2.8 without the consent of any Lender not agreeing to increase its

Commitment. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Commitment and no Lender’s Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Commitment.

ARTICLE III

YIELD, FEES, ETC.

Section 3.1 Yield. The Borrower hereby promises to pay on the dates specified in Section 3.2 Yield on the unpaid principal amount of each Advance (or each portion thereof) for the period commencing on the applicable Advance Date until such Advance is paid in full. No provision of this Agreement or the Notes shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law.

Section 3.2 Yield Payment Dates. Yield accrued on each Advance (including any previously accrued and unpaid Yield) shall be payable, without duplication:

(a) on the Maturity Date;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Advance; and

(c) on each Distribution Date.

Section 3.3 Yield Calculation. Each Note shall bear interest on each day during each Accrual Period at a rate per annum equal to the Interest Rate for such Accrual Period.

Section 3.4 Computation of Yield. All Yield shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such Yield is payable over a year comprised of 360 days. Each Agent (on behalf of its respective Lender Group) and the Facility Agent (for itself) shall determine the applicable Yield, all Fees, any amounts due and payable pursuant to Sections 4.3 and 5.1 and any other amounts hereunder to be paid by the Borrower to the Lenders, each Agent or the Facility Agent (as applicable) on each Distribution Date for the related Accrual Period and shall advise the Collateral Manager thereof in writing no later than the fifth (5th) day immediately prior to such Distribution Date.

ARTICLE IV

PAYMENTS; TAXES

Section 4.1 Making of Payments to and by the Agents. All payments to be made to the Lenders pursuant to Section 8.5 hereof, shall be made by the Paying Agent in accordance with Section 8.5 to the Agent for each Lender Group and pro rata among the Lender Groups on the basis of the respective amounts owing to such Lender Groups. Each Agent shall allocate to the Lenders in its Lender Group each payment in respect of the Advances received by such

Affected Person to complete, execute or make available any of its Tax returns or any other information that it deems to be confidential or proprietary, or whose completion, execution or submission would, in such Affected Person’s judgment, materially prejudice such Affected Person’s legal or commercial position.

ARTICLE V

INCREASED COSTS, ETC.

Section 5.1 Increased Costs. If due to the introduction of or any change in or in the interpretation of any law or regulation occurring or issued after the date hereof, the Facility Agent, any Agent, any Lender or other ~~Investor~~Lender, any Support Party, or any of their respective Affiliates (each an “Affected Person”) determines that compliance with any law or regulation or any guideline or request from any central bank or other Official Body (whether or not having the force of law) (i) affects or would affect the amount of capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of its obligations or commitments hereunder or with respect hereto or to the funding thereof or (ii) subjects any Affected Person to any Tax of any kind whatsoever with respect to this Agreement or any Transaction Document, or changes the basis of taxation of payments to such Affected Person in respect thereof (except for Non-Excluded Taxes covered by Section 4.3) and the result of the foregoing is to increase the cost to such Affected Person of making Advances or to reduce any amount receivable hereunder, then, upon demand by such Affected Person (which demand shall be accompanied by a statement setting forth in reasonable detail (1) the calculations of the amount being claimed, (2) the basis therefor and (3) the event by reason of which it has become so entitled), the Borrower agrees to pay to such Affected Person or the Facility Agent, for the account of such Affected Person (as a third-party beneficiary), on the Distribution Date following the date on which the Affected Person provides notice of such event to the Borrower and the Collateral Manager (provided that such notice is delivered on or prior to the fifth Business Day prior to such Distribution Date and otherwise on the Distribution Date following such Distribution Date), subject to and in accordance with the priorities set forth in Section 8.5, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such obligations, commitments or fundings; provided that if such demand is delivered after the later of (x) 180 days after such additional amounts requested hereunder arose and (y) 30 days after the applicable Affected Person had knowledge of such additional amount, the Borrower shall have no obligation to pay such additional amounts. Such written statement shall, in the absence of manifest error, be rebuttably presumptive evidence of the subject matter thereof. Any Affected Person claiming any additional amounts payable pursuant to this Section 5.1 agrees to use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different office or branch of such Affected Person as its lending office or take such other actions if the making of such a designation or taking of such other actions would avoid the need for, or reduce the amount of, any such additional amounts and would not, in the reasonable judgment of such Affected Person, be otherwise disadvantageous to such Affected Person.

(o) No Material Adverse Change. No material adverse change with respect to the financial condition, collateral, operations, industry, business or prospects of TPVG or the Borrower, or any of its subsidiaries, shall have occurred and no litigation shall have commenced which, if successful, could have a material adverse effect upon any of the foregoing; and

(p) Other. Such other approvals, documents, opinions, certificates and reports as the Facility Agent may reasonably request.

Section 6.2 Advances. The making of each Advance is subject to the condition that the Effective Date shall have occurred and to the following further conditions precedent that:

(a) No Event of Default, etc. Each of the Transaction Documents shall be in full force and effect and (i) no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the making of such Advance, (ii) the representations and warranties of the Borrower and TPVG contained herein and in the other Transaction Documents are true and correct as of the related Advance Date, with the same effect as though made on the date of (and after giving effect to) such Advance, (iii) after giving effect to such Advance, the aggregate outstanding principal balance of the Advances hereunder will not exceed the Borrowing Base on such day, and (iv) no successor Collateral Manager shall have been appointed;

(b) Advance Request, etc. The Paying Agent shall have received the Advance Request for such Advance in accordance with Section 2.2, together with all items required to be delivered in connection therewith;

(c) Revolving Period. The Revolving Period shall not have ended;

(d) Custodial Receipt. The Facility Agent shall have received a duly completed and executed Certification from the Custodian;

(e) Borrowing Base Confirmation. The Facility Agent and the Paying Agent shall have received an Officer’s Certificate (which may be included as part of the Advance Request and includes a Borrowing Base Certificate in the form of Exhibit L) computed as of the date of such requested Advance and after giving effect thereto and to the purchase by the Borrower of the Contracts to be purchased by it under the Sale Agreement on such date, certifying that (i) the aggregate principal amount of all Advances shall not exceed the Borrowing Base, calculated as of the Advance Date as if the Contracts purchased by the Borrower on such Advance Date were owned by the Borrower and (ii) the Borrower has Funded Equity at that time in an amount at least equal to $~~25,000,000~~35,000,000;

(f) Hedging Agreements. The Facility Agent shall have received evidence, in form and substance satisfactory to the Required Lenders, that the Borrower has entered into Hedging Agreements to the extent required by, and satisfying the requirements of, Section 10.6;

(g) IPO. The Collateral Manager shall complete the initial public offering of its common equity to third-party investors in an amount at least equal to $100,000,000;

(h) Asset Quality Tests. The Borrower shall be in compliance with each of the Asset Quality Tests;

(i) Asset Coverage Ratio. TPVG’s Asset Coverage Ratio shall not be less than ~~2:1 (i.e., 50% advance rate)~~150% in accordance with the requirements of the SBCA Act; provided that if there is any subsequent change to the asset coverage requirements for any business development company under either the SBCA Act or the 1940 Act, TPVG’s Asset Coverage Ratio shall not be less than the greater of (x) ~~3:2 (i.e., 66.67% advance rate)~~150% and (y) the amount so required under the SBCA Act or the 1940 Act (whichever is greater) after such change;

(j) Borrower’s Certification. The Borrower shall have delivered to the Facility Agent and the Paying Agent an Officer’s Certificate (which may be included as part of the Advance Request) dated the date of such requested Advance certifying that the conditions described in subsections 6.2(a) through 6.2(i) have been satisfied;

(k) Rating Letters. Solely with respect to the initial advance to be made by each Conduit Lender, the Facility Agent shall have received a letter from each applicable Rating Agency confirming its rating of such Conduit Lender; and

(l) Other. The Facility Agent shall have received such other approvals, documents, opinions, certificates and reports as they may request, which request is reasonable as to content and timing.

ARTICLE VII

ADMINISTRATION AND MANAGEMENT OF TRANSFERRED CONTRACTS

Section 7.1 Retention and Termination of the Collateral Manager. (a) The management, administering and collection of the Transferred Contracts shall be conducted by the Person designated as Collateral Manager from time to time in accordance with this Section 7.1(a). Subject to early termination due to the occurrence of a Collateral Manager Default or as otherwise provided below in this Section 7.1, TPVG is hereby designated, and hereby agrees to serve, as Collateral Manager until the termination of this Agreement. Any designation of a successor Collateral Manager under this Agreement shall become effective upon such successor Collateral Manager’s agreement to perform the duties and obligations of the Collateral Manager pursuant to the terms hereof and TPVG shall continue to perform the obligations of the Collateral Manager hereunder until such successor Collateral Manager shall have assumed the responsibilities and obligations of the Collateral Manager. The Collateral Manager may, with the prior consent of the Facility Agent, subcontract with any other Person for the management, administering or collecting the Transferred Contracts; provided that the Collateral Manager shall remain liable for the performance of the duties and obligations of the Collateral Manager pursuant to the terms hereof.

(b) At least 30 days (or such shorter period of time as may be reasonable under the circumstances, as determined by the Backup Collateral Manager in its sole discretion)

(d) The Collateral Manager shall hold in trust for the Borrower and the Secured Parties in accordance with their respective interests all Records that evidence or relate to the Contract Payments not previously delivered to the Custodian and shall, as soon as practicable upon demand of the Facility Agent, make available, or, upon the occurrence and during the continuation of a Collateral Manager Default, deliver to the Facility Agent all Records in its possession which evidence or relate to the Contract Payments.

(e) The Collateral Manager shall, as soon as practicable following receipt thereof, turn over to TPVG any cash collections or other cash proceeds received with respect to each Contract which does not constitute a Transferred Contract.

(f) Anything herein to the contrary notwithstanding, TPVG shall perform its obligations under the Transferred Contracts to the same extent as if the Transferred Contracts had not been sold by it.

(g) The Collateral Manager shall if requested by the Facility Agent or any Lender: (i) promptly (and in any event within forty-five (45) days after the end of each fiscal quarter and eighty (80) days after the end of each fiscal year, as applicable) provide to the Facility Agent and each Lender a copy of the unaudited consolidated financial statements of the Borrower and TPVG as filed with the Securities and Exchange Commission for the fiscal year most recently ended, and the unaudited consolidated financial statements of the Borrower and TPVG as filed with the Securities and Exchange Commission for the fiscal quarter most recently ended and (ii) promptly (and in any event with ten (10) days after the end of such fiscal quarter) provide to the Facility Agent and each Lender a copy of the then-current Credit-Watch List for the fiscal quarter most recently ended. It is understood that Collateral Manager shall have satisfied the requirements of this clause (g) with respect to the quarterly and annual financial statements of TPVG upon submission by TPVG of its Form 10-Q or Form 10-K, as applicable, through the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system.

(h) The Collateral Manager shall if requested by the Facility Agent or any Lender, promptly (and in any event within forty-five (45) days after the end of each fiscal quarter and eighty (80) days after the end of each fiscal year, as applicable) provide to the Facility Agent and each Lender a copy of the unaudited financial statements of the Borrower for the fiscal year most recently ended, and a copy of the unaudited financial statements of the Borrower for the fiscal quarter most recently ended, certified by an Executive Officer of the Borrower with appropriate knowledge identifying such documents as being the documents described in this paragraph (h) and stating that the information set forth therein fairly presents the financial condition of the Borrower as of and for the periods then ended, subject to year-end adjustments and confirming that the Borrower is in compliance with all financial covenants in the Transaction Documents (or, if the Borrower is not in compliance, specifying the nature and status thereof).

Collateral Manager is in compliance in all material respects with Subject Laws and (y) the Collateral Manager has adopted internal controls and procedures reasonably designed to ensure compliance in all material respects with the applicable provisions of the Anti-Corruption Laws and applicable Sanctions.

(b) Maintenance of Existence and Conduct of Business. The Collateral Manager shall: (i) do or cause to be done all things necessary to (A) preserve and keep in full force and effect its existence as a corporation and its rights and franchises in the jurisdiction of its formation and (B) qualify and remain qualified as a foreign corporation in good standing and preserve its rights and franchises in each jurisdiction in which the failure to so qualify and remain qualified and preserve its rights and franchises would reasonably be expected to have a material adverse effect on its business, assets, property, business condition (financial or other), funding arrangements or prospects; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and under its organizational documents; and (iii) at all times maintain, preserve and protect all of its licenses, permits, charters and registrations except where the failure to maintain, preserve and protect such licenses, permits, charters and registrations would not reasonably be expected to have a material adverse effect on its business, assets, property, business condition (financial or other), funding arrangements or prospects.

(c) Books and Records. The Collateral Manager shall (or shall cause its agent to) keep proper books of record and account in which full and correct entries shall be made of all financial transactions and the assets and business of the Collateral Manager in accordance with GAAP; maintain and implement administrative and operating procedures (including the ability to recreate records evidencing the Contracts and the Principal Balances thereof in the event of the destruction of the originals thereof); and keep and maintain all documents, books, records and other information necessary or reasonably advisable for the collection of all Contracts.

(d) Payment, Performance and Discharge of Obligations. The Collateral Manager shall pay, perform and discharge or cause to be paid, performed and discharged promptly all Charges payable by it except where the failure to so pay, discharge or otherwise satisfy such obligation would not, individually or in the aggregate, be expected to have a material adverse effect on its business, assets, property, business condition (financial or other), funding arrangements or prospects.

(e) ERISA. The Collateral Manager shall give the Facility Agent and each Lender prompt written notice of any ~~event that could result in the imposition of a Lien under Section 412 of the Code or Section 303(K) or 4068 of ERISA. The Collateral Manager shall not, and shall not cause or permit any of its Affiliates to, cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 303(K) or 4068 of ERISA~~ERISA Event that, alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a material adverse effect on its business, assets, property, business condition (financial or other), funding arrangements or prospects.

(f) Compliance with Contracts and Credit and Collection Policy. The Collateral Manager shall, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under any Transferred Contracts (except, in the case of a successor Collateral Manager (whether the Backup Collateral such inspections. Nothing in this Section 7.9 shall derogate from the obligation of the Borrower and the Collateral Manager to observe any Applicable Law prohibiting disclosure of information regarding the Obligors, and the failure of the Collateral Manager to provide access as a result of such obligation shall not constitute a breach of this Section 7.9.

(b) The Collateral Manager agrees to cooperate and use its best efforts in effecting the transition of the responsibilities and rights of managing the Transferred Contracts, including the transfer to the Backup Collateral Manager as successor Collateral Manager for the administration by it of all cash amounts that shall at the time be held by the Collateral Manager for deposit, or have been deposited by the Collateral Manager, or thereafter received with respect to the Transferred Contracts and the delivery to the Backup Collateral Manager as successor Collateral Manager in an orderly and timely fashion of all files and records with respect to the Transferred Contracts containing all information necessary to enable the Backup Collateral Manager as successor Collateral Manager to manage the Transferred Contracts. In addition, the Borrower and the Collateral Manager, as applicable, shall provide to the Facility Agent and the Backup Collateral Manager access to the Transferred Contracts and all other documents regarding the Transferred Contracts included as part of the Borrower Collateral and the Related Security in such cases where the Facility Agent and the Backup Collateral Manager are required in connection with the enforcement of the rights or interests of the Lenders, or by Applicable Law, to review such documentation, such access being afforded without charge but only (i) upon two Business Days’ prior written notice (so long as no Unmatured Event of Default, Event of Default or Collateral Manager Default has occurred and is continuing) and (ii) during normal business hours. From and after the Effective Date and periodically thereafter at the reasonable discretion of the Facility Agent, the Facility Agent may review the Borrower’s and the Collateral Manager’s collection and administration of the Transferred Contracts in order to assess compliance by the Collateral Manager with the Collateral Manager’s written policies and procedures, as well as this Agreement and may conduct an audit of the Transferred Contracts and Records in conjunction with such review, subject to the limits set forth in Section 7.9(a).

Section 7.10 Certain Duties and Representations of Backup Collateral Manager. (a) On or before each Collateral Manager Report Date, the Collateral Manager shall deliver to the Backup Collateral Manager and, upon prior request, the Facility Agent, a computer tape or a diskette or any other electronic transmission in a format reasonably acceptable to the Backup Collateral Manager (and, if applicable, the Facility Agent) containing the LeasePlus, Geneva or any similar system lease/loan portfolio information with respect to the Transferred Contracts as of the last day of the preceding Collection Period necessary for preparation of the Compliance Certificate relating to such Collateral Manager Report Date and all calculations required by Section 7.10(b). Such tape or diskette shall further include such information as may be needed in order for the Backup Collateral Manager to fulfill its duties as successor Collateral Manager, in the Backup Collateral Manager’s reasonable judgment. The Backup Collateral Manager shall notify the Facility Agent in writing within one (1) Business Day if such information is not delivered to the Backup Collateral Manager on any Collateral Manager Report Date.

(b) Prior to each such Distribution Date, the Backup Collateral Manager shall use such tape or diskette (or other means of electronic transmission reasonably acceptable to the Backup Collateral Manager and, if applicable, the Facility Agent) and review the related Compliance Certificate against such electronic transmission in order to perform the following:

the amount of any prepayment of the outstanding principal amount of any Advance made by the Borrower pursuant to Section 2.4;

(xiii) THIRTEENTH, if the Collateral Manager is TPVG, from the remaining Amount Available, to the Collateral Manager, any accrued and unpaid Collateral Manager Fee with respect to the related Collection Period and the amounts specified in Section 8.2 to the extent the Collateral Manager has not reimbursed itself in respect of such amounts pursuant to Section 8.7 or been reimbursed for such amounts pursuant to clause (ii); and

(xiv) FOURTEENTH, from the remaining Amount Available, to the Operating Account, or as otherwise designated in writing by the Borrower to the Facility Agent, the Paying Agent and the Collateral Manager.

The Collateral Manager hereby instructs Deutsche Bank Trust Company Americas, on the Business Day immediately preceding each Distribution Date, to convert amounts on deposit in the Collection Account into Dollars using the Applicable Conversion Rate to the extent necessary to make payments in Dollars pursuant to this Section 8.5. All risk and expense incident to such conversion is the responsibility of the Borrower and Deutsche Bank Trust Company Americas shall have (x) no responsibility for fluctuations in exchange rates affecting any Collections or conversion thereof and (y) to the extent it complies with the instructions provided by the Collateral Manager in a non- negligent manner, no liability for any losses incurred or resulting from the rates obtained in such foreign exchange transactions.

(c) At any time, the Borrower may withdraw from the Collection Account the proceeds of any Advance on deposit therein as may be needed to settle any pending acquisition of an Eligible Contract Payment.

Section 8.6 Fees. The Borrower shall pay to the Paying Agent (a) for distribution to each Agent for the benefit of the Lenders in its related Lender Group in accordance with the provisions set forth in Section 8.5 the Unused Fee and certain other fees and (b) for distribution to the Facility Agent, the Facility Agent Fee (collectively, the “Fees”) in the amounts and on the dates set forth in the Lender Fee Letter or the Facility Agent Fee Letter, as applicable.

Section 8.7 Net Deposits. So long as no Collateral Manager Default has occurred and is continuing, the Collateral Manager may make the remittances to be made by it pursuant to Sections 8.3 and 8.4 net of amounts (which amounts may be netted prior to any such remittance for a Collection Period) to be distributed to it pursuant to Section 8.2 or 8.5(xiii); provided, however, that the Collateral Manager shall account for all of such amounts in the related Compliance Certificate as if such amounts were deposited and distributed separately; and provided, further, that if an error is made by the Collateral Manager in calculating the amount to be deposited or retained by it, with the result that an amount less than required is deposited in the Collection Account, the Collateral Manager shall make a payment of the deficiency to the Collection Account immediately upon becoming aware, or receiving notice from any Lender, the Paying Agent or the Facility Agent, of such error.

Borrower Collateral is on file in any recording office, except such as will be released on the Effective Date or as may have been filed in favor of the Facility Agent as “Secured Party” pursuant hereto or as necessary or advisable to effect the sales contemplated by the Sale Agreement.

Section 9.15 Purchase and Sale. After giving effect to the making of the Advances and the application of the proceeds thereof on the related Advance Date, the Contract Collateral will have been purchased by or contributed to the Borrower on such Advance Date pursuant to the Sale Agreement and all amounts owing to the Equityholder as consideration therefor will be paid in full.

Section 9.16 Information True and Correct. All information heretofore or hereafter furnished by or on behalf of the Borrower in writing to any Lender, any Agent, the Paying Agent or the Facility Agent in connection with this Agreement or any transaction contemplated hereby is and will be true and complete in all material respects and does not and will not omit to state a material fact necessary to make the statements contained therein not misleading.

Section 9.17 ERISA ~~Compliance~~Matters. ~~It has no benefit plans subject to ERISA.~~(a) The Borrower does not sponsor, maintain, or contribute to, and has never sponsored, maintained, or contributed to, and, except as would not reasonably be expected to have a material adverse effect on its business, asset, property, business condition (financial or other), funding arrangements or prospects, no ERISA Affiliate sponsors, maintains, contributes to, or has any liability in respect of, or has ever sponsored, maintained, contributed to, or had any liability in respect of, a Plan.

(b) No ERISA Event has occurred on or prior to the date that this representation is made or deemed made that, whether alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a material adverse effect.

(c) The Borrower is not a Benefit Plan Investor.

Section 9.18 Financial or Other Condition. There has been no material adverse change in its condition (financial or otherwise), business, operations, results of operations, or properties since its date of organization.

Section 9.19 Investment Company Status. It is not required to register as an “investment company” under the 1940 Act.

Section 9.20 Eligible Contract Payments. All Contract Payments included as Eligible Contract Payments in the calculation of the Borrowing Base in the most recently delivered Compliance Certificate are Eligible Contract Payments.

Section 9.21 Use of Proceeds. Neither Borrower nor TPVG is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U (12 C.F.R. Part 221) of the Board of Governors of the Federal Reserve System) and none of the proceeds of the Advances will be used, directly or indirectly, for a purpose that violates Regulation T, Regulation U, Regulation X or any other regulation promulgated by the Board of Governors of the Federal Reserve System from time to time. The Borrower will not

Section 9.26 Anti-Terrorism, Anti-Money Laundering. (a) Neither the Borrower nor any Affiliate, officer, employee or director, acting on behalf of the Borrower is (i) a country, territory, organization, person or entity named on ~~an~~any sanctions list administered or imposed by the U.S. Government including, without limitation, the Office of Foreign Asset Control (“OFAC ~~) list~~”) list, or any other list maintained for the purposes of sanctions enforcement by any of the United Nations, the European Union, Her Majesty’s Treasury in the UK, Germany, Canada, Australia, and any other country or multilateral organization (collectively, “Sanctions”), including but not limited to Cuba, Iran, Syria, North Korea, and the Crimea region in Ukraine (the “Sanctioned Countries”); (ii) a Person that resides ~~or has a place of business in a country or territory named on such lists~~, is organized or located in any of the Sanctioned Countries or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction or any Sanctioned Countries (a “Sanction Target”) or is owned 50% or more or otherwise controlled, directly or indirectly by, or acting on behalf of, one or more Person who is the subject or target of Sanctions; (iii) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns. The Borrower is and each Affiliate, officer, employee or director, acting on behalf of the Borrower is in compliance in all material respects with (a) all applicable OFAC rules and regulations and ~~also in compliance with all applicable provisions of the USA Patriot Act.~~(b) all United States of America, United Kingdom, United Nations, European Union, German, Canadian, Australian and all other sanctions, embargos and trade restrictions that the Borrower or any of its Affiliates is subject. In addition, the described purpose (“trade related business activities”) does not include any kind of activities or business of or with any Person or in any country or territory that is subject to or the target of any sanctions administered by the U.S. Government, OFAC, the United Kingdom, the European Union, Germany, Canada, Australia or the United Nations Security Council (including the Sanctioned Countries) and does not involve commodities or services of a Sanctioned Country originated or shipped to, through or from a Sanctioned Country, or on vessels or aircrafts owned or registered by a Sanctioned Country, or financed or subsidized any of the foregoing.

(b) The Borrower has complied, in all material respects, with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act (collectively, the “Anti-Money Laundering Laws”). No actions, suits, proceedings or investigations by any court, governmental, or regulatory agency are ongoing or pending against the Borrower, its directors, officers or employees or anyone acting on its behalf in relation to a breach of the Anti-Money Laundering Laws, or, to the knowledge of the Borrower, threatened.

Section 9.27 ~~Anti-Corruption Laws and Sanctions~~Anti-Bribery and Corruption.

~~The Borrower and, to its knowledge, its directors, officers, managers and agents, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. None of (a) the Borrower or, to its knowledge, its directors, officers or managers, or (b) to its knowledge, any of its agents that will act in any capacity in connection with or benefit from the~~

~~credit facilities established hereby, is a Sanctioned Person.~~(a) Neither the Borrower nor, to the best of the Borrower’s knowledge, any director, officer, employee, or anyone acting on behalf of the Borrower has engaged in any activity, or will take any action, directly or indirectly, which would breach applicable anti-bribery and corruption laws and regulations, including but not limited to the US Foreign and Corrupt Practices Act 1977, as amended, and the Bribery Act 2010 of the United Kingdom (the “Anti-Bribery and Corruption Laws”).

(b) The Borrower and their Affiliates have each conducted their businesses in compliance with Anti-Bribery and Corruption Laws and have instituted and maintain policies and procedures reasonably designed to promote and ensure continued compliance with all Anti-Bribery and Corruption Laws and with the representation and warranty contained herein.

(c) No actions, suits, proceedings or investigations by any court, governmental, or regulatory agency are ongoing or pending against the Borrower, its directors, officers or employees or anyone acting on its behalf in relation to a breach of the Anti-Bribery and Corruption Laws, or, to the knowledge of the Borrower, threatened.

(d) The Borrower will not directly or indirectly use, lend or contribute the proceeds of the Advances for any purpose that would breach the Anti-Bribery and Corruption Laws.

Section 9.28 Volcker Rule. To the best of the Borrower’s knowledge and belief, the Advances do not constitute an “ownership interest” in the Borrower for purposes of the Volcker Rule.

Section 9.29 AIFMD. The Borrower is not (i) an AIFM or (ii) an AIF managed by an AIFM required to be authorized or registered in accordance with AIFMD.

ARTICLE X

COVENANTS

From the date hereof until the first day following the end of the Revolving Period on which all Obligations shall have been finally and fully paid and performed, the Borrower hereby covenants and agrees with the Lenders, the Agents and the Facility Agent that:

Section 10.1 Protection of Security Interest of the Secured Parties. (a) At or prior to the Effective Date, the Borrower shall have filed or caused to be filed a UCC-1 financing statement, naming the Borrower as debtor, naming the Facility Agent (for the benefit of the Secured Parties) as secured party and describing the Borrower Collateral, with the office of the Secretary of State of the State of Delaware. From time to time thereafter, the Borrower shall file such financing statements and cause to be filed such continuation statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of the Facility Agent in favor of the Secured Parties under this Agreement in the Borrower Collateral and in the proceeds thereof. The Borrower shall deliver (or cause to be delivered) to the Facility Agent and each Lender file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. In the event that the

(a) as soon as possible and in any event within three Business Days after a Responsible Officer of the Borrower shall have knowledge of the occurrence of an Event of Default, Unmatured Event of Default or Termination Event, the statement of an Executive Officer of the Borrower setting forth complete details of such Event of Default, Unmatured Event of Default or Termination Event and the action which the Borrower has taken, is taking and proposes to take with respect thereto; ~~and~~

(b) promptly, from time to time, such other information, documents, records or reports respecting the Transferred Contracts or the Related Security, the other Borrower Collateral or the condition or operations, financial or otherwise, of the Borrower as the Facility Agent may, from time to time, reasonably request;

(c) promptly following any request therefor, Borrower shall deliver to the Facility Agent information and documentation reasonably requested by the Facility Agent for purposes of compliance with its Beneficial Ownership Certification; and

(d) promptly, and in any event within ten (10) Business Days of the same being sent to the limited partners of the Equityholder, copies of quarterly investor letters that may, among other items, highlight portfolio holdings of the Fund and provide market updates.

Section 10.5 Separate Existence. (a) The Borrower shall conduct its business solely in its own name through its duly authorized officers or agents so as not to mislead others as to the identity of the entity with which such persons are concerned, and shall use its best efforts to avoid the appearance that it is conducting business on behalf of any Affiliate thereof or that the assets of the Borrower are available to pay the creditors of TPVG or any Affiliate thereof.

(b) It shall maintain records and books of account separate from those of TPVG and any other Affiliate thereof.

(c) It shall obtain proper authorization for all action requiring such authorization.

(d) It shall pay its own operating expenses and liabilities from its own funds.

(e) It will insure that the annual financial statements of TPVG shall disclose the effects of the transactions contemplated in the Transaction Documents in accordance with GAAP.

(f) It will maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however that the Borrower’s assets may be included in a consolidated financial statement of TPVG provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from TPVG and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of TPVG or any other Person and (ii) such assets shall also be listed on the Borrower’s own separate balance sheet.

(ff) It shall cause the agents, officers and other representatives of the Borrower, if any, to act at all times with respect to the Borrower consistently and in furtherance of the foregoing provisions of this Section 10.5.

(gg) It shall at all times hold itself out to the public and all other Persons as a legal entity separate from TPVG and from any other Person.

(hh) It shall not commingle its assets with assets of any other Person.

(ii) It shall, except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Borrower, not enter into any transaction with an Affiliate of the Borrower except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction.

(jj) It shall maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however that the foregoing shall not require TPVG to make additional capital contributions to the Borrower.

It will insure that it and TPVG do not take any action contrary to the “Assumptions and Facts” section in the opinion of Troutman Sanders, LLP, dated the date hereof, relating to certain non-consolidation matters.

Section 10.6 Hedging Agreements. (a) With respect to any Fixed Rate Contract, the Borrower shall, upon the direction of the Facility Agent in its sole discretion as notified to the Borrower and the Collateral Manager in writing on or prior to the related Advance Date for such Contract, obtain and deliver to the Custodian (with a copy to the Facility Agent) and, unless otherwise agreed by the Facility Agent in its sole discretion, maintain at all times, one or more Hedging Agreements from qualified Hedge Counterparties, which (on each date of determination) (1) have a notional principal amount equal to the outstanding principal balance of each Fixed Rate Contract, (2) if applicable, have a strike price (x) such that the Minimum Weighted Average APR Test or the Minimum Weighted Average Spread Test, as applicable, is satisfied and (y) unless otherwise agreed to by the Facility Agent in its sole discretion, not greater than 4%, (3) have a termination date no sooner than the Scheduled Revolving Period Termination Date and (4) in the case of Hedging Agreements that are not interest rate cap agreements, have other terms and conditions and be represented by Hedging Agreements otherwise acceptable to the Facility Agent in its reasonable discretion.

(b) In the event that any Hedge Counterparty defaults in its obligation to make a payment to the Borrower under one or more Hedging Agreements on any date on which payments are due pursuant to a Hedging Agreement, the Borrower shall make a demand on such Hedge Counterparty, or any guarantor, if applicable, demanding payment by 12:30 p.m., New York City time, on such date. The Borrower shall give notice to the Lenders upon the continuing failure by any Hedge Counterparty to perform its obligations during the two Business Days following a demand made by the Borrower on such Hedge Counterparty, and shall take such action with respect to such continuing failure as may be directed by the Required Lenders.

(f) Notwithstanding the foregoing, the Borrower may at any time obtain a Replacement Hedging Agreement, provided that the Borrower delivers to the Facility Agent evidence of the receipt of the consent of the Required Lenders to the termination of the then-current Hedging Agreement and its replacement with such Replacement Hedging Agreement.

(g) The Borrower shall not agree to any amendment to any Hedging Agreement unless the Borrower shall have received evidence of the consent of the Required Lenders to such amendment to such Hedging Agreement.

(h) The Borrower shall notify the Facility Agent after a Responsible Officer of the Borrower shall obtain actual knowledge of the transfer by the related Hedge Counterparty of any Hedging Agreement, or any interest or obligation thereunder.

(i) The Borrower, with the consent of the Required Lenders, shall sell all or a portion of the Hedging Agreements subject to the following conditions having been met:

(i) the Aggregate Notional Amount after giving effect to such sale shall equal or exceed the Required Notional Amount as of the date of such sale after giving effect to all payments and allocations made pursuant to this Agreement; and

(ii) the minimum notional amount denomination of any Hedging Agreement to be sold is $1,000,000.

The Borrower shall have the duty of obtaining a fair market value price for the sale of any Hedging Agreement, notifying the Facility Agent of prospective purchasers and bids, and selecting the purchaser of such Hedging Agreement. The Borrower upon receipt of the purchase price in the Collection Account shall, with the prior written consent of the Facility Agent, execute all documentation necessary to release the Lien of the Facility Agent on such Hedging Agreement and proceeds thereof.

Section 10.7 Tangible Net Worth. The Borrower shall maintain at all times a positive Tangible Net Worth.

Section 10.8 Minimum Equity. The Borrower shall maintain at all times Funded Equity in an amount equal to the greater of (x) $~~25,000,000~~35,000,000 and (y) the sum of ~~(i) up to and including July 23, 2018, the four largest Aggregate Outstanding Principal Balances measured on an Obligor by Obligor basis and (ii) thereafter,~~ the five largest Aggregate Outstanding Principal Balances measured on an Obligor by Obligor basis.

Section 10.9 Stock, Merger, Consolidation, Etc. The Borrower shall not merge or consolidate with any other Person or permit any other Person to become the successor to all or substantially all of its business or assets without the prior written consent of the Facility Agent.

Section 10.10 Change in Name. It shall not make any change to its name or use any trade names, fictitious names, assumed names or “doing business as” names unless the Borrower

Facility Agent, on such date of acquisition to the Custodian as contemplated by Section 12.1, and such copies shall be deemed to fill the requirements set forth in the definition of “Contract File” until the earlier to occur of (i) delivery of the original or (ii) the date that is five (5) Business Days after the Borrower’s acquisition of the related Contract.

Section 10.22 Further Assurances; Financing Statements. (a) The Borrower agrees that at any time and from time to time, at its expense, it shall promptly execute and deliver all further instruments and documents, and take all reasonable further action, that is necessary or desirable or that the Facility Agent may request to perfect and protect the assignments and security interests granted or purported to be granted by this Agreement or to enable the Facility Agent or any of the Secured Parties to exercise and enforce its rights and remedies under this Agreement with respect to any Borrower Collateral. Without limiting the generality of the foregoing, the Borrower authorizes the filing of such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable or that the Facility Agent may reasonably request to protect and preserve the assignments and security interests granted by this Agreement. Such financing statements filed against the Borrower may describe the Borrower Collateral in the same manner specified in Section 13.1 or in any other manner as the Required Lenders may reasonably determine is necessary to ensure the perfection of such security interest (without disclosing the names of, or any information relating to, the Obligors thereunder), including describing such property as all assets or all personal property of the Borrower whether now owned or hereafter acquired.

(b) The Borrower and each Secured Party hereby severally authorize the Facility Agent, upon receipt of written direction from the Required Lenders, to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Borrower Collateral.

(c) It shall furnish to the Facility Agent from time to time such statements and schedules further identifying and describing the Contract Collateral and such other reports in connection with the Borrower Collateral as the Required Lenders may reasonably request, all in reasonable detail.

Section 10.23 Risk Retention Requirements. (a) On any date that any Obligations are outstandin~~g: (i) the Equityholder will retain, for the purposes of Article 122a of European Union Directive 2006/48/EC (the “CRD”), 100% of the membership interests of the Borrower and the Borrower shall have no other issued equity interests; (ii) the membership interests of the Borrower~~ and any Lender is subject to the EU Securitization Rules, the Equityholder represents and undertakes to the Lenders that: (A) as an originator for the purposes of the EU Securitization Rules, it holds and will retain on an on-going basis, a material net economic interest in the transaction contemplated by this Agreement, which shall not be less than 5% of the aggregate nominal value of all the Contracts (the “Retained Economic Interest”) measured at the time of origination (being the occasion of each origination or acquisition of a Contract by the Borrower); (B) the Retained Economic Interest takes the form of a first loss tranche in accordance with paragraph 1(d) of Article 6(3) of the EU Securitization Regulation, as represented by the Equityholder’s limited liability company interest in the Borrower (the “Equity Interests”); (C) it holds and will retain 100% of the Equity Interests and the Borrower shall have no other issued Equity Interests; (D) the aggregate capital contributions made by the Equityholder with respect to the Equity Interests shall represent at least 5.0% of ~~(a)~~the aggregate of the nominal value of all the Contracts measured at the time of origination as described in (A) above; (E) the Equityholder shall not, and it will procure that its Affiliates (including without limitation, the Borrower) do not, short, hedge, otherwise mitigate its credit risk or sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from or associated with the Retained Economic Interest or the Contracts (except as permitted by the EU Securitization Rules and, with respect to the sale of any Contracts, as permitted by the Transaction Documents); and (F) immediately following the settlement of each acquisition or origination of a Contract by the Borrower, not less than 51% of all of the Collateral Obligations will be Retention Holder Originated Contracts, with such proportion of Retention Holder Originated Contracts being measured on the basis of the aggregate outstanding ~~Advances (as represented by the Notes) on such date plus (b) the aggregate capital contributions made by the Equityholder with respect to the membership interests of the Borrower through such date; and (iii) the Equityholder shall not have entered into or be otherwise exposed to any credit risk mitigation, short positions or any other hedges with respect to the membership interests of the Borrower or the Contracts. As set forth in Section 10.12, the acquisition of all assets by the Borrower will be subject to the terms of the Sale Agreement.~~principal balance of the Collateral Obligations at such time.

(b) Each Compliance Certificate shall contain ~~a representation~~or be accompanied by a certification from the Equityholder containing a representation that all of the conditions set forth in Section 10.23(a) above are true in all material respects and have been true in all material respects up to and on each date of the related Collection Period. The Equityholder shall provide to the Facility Agent and/or any Lender that is subject to the ~~CRD all~~EU Securitization Rules: (A) prompt written notice of any breach of the obligations set forth in Section 10.23(a); and (B) at the request of Facility Agent and/or any Lender, confirmation that all of the conditions set forth in Section 10.23(a) continue to be complied with (x) in the event of a material change in the performance of the Collateral Obligations or the risk characteristics of the Advances; and (y) upon the occurrence of any Event of Default or becoming aware of any Unmatured Event of Default. The Equityholder shall provide such other information that any such entity reasonably requests in connection with its obligations under the ~~CRD~~EU Securitization Rules; provided that the Equityholder shall only be required to comply with the Article 7 Transparency and Reporting Requirements to the extent mutually agreed upon by the Equityholder and the Facility Agent and/or any Lender that is subject to the EU Securitization Rules (which agreement shall not be unreasonably withheld, delayed or conditioned by the Equityholder); provided, further, that the Equityholder shall not be required to provide any information: (A) relating to any limited partner of the Equityholder; (B) that is the subject of contractual confidentiality requirements; or (C) subject to laws governing the protection of confidentiality of information and the processing of personal data (all such information being collectively referred to as “Restricted Information”), unless, if it is Restricted Information and cannot be anonymized or aggregated, the Facility Agent and/or any such Lender enters into a confidentiality agreement acceptable to the Equityholder.

(c) The Equityholder represents that: (A) it was not established for, and does not operate for, the sole purpose of securitizing exposures; (B) it has a business strategy broader than securitizing the Contracts, and it has and reasonably expects to continue to invest in and hold assets, securities and other investments, excluding the Equity Interests and its interests in the Contracts; (C) it has, and reasonably expects to continue to have, the capacity to meet its general payment and other obligations and absorb credit losses through resources other than the Retained Economic Interest and the Contracts, including by way of drawing on its capital call commitment rights; and (D) it has, and shall continue to retain, sufficient decision makers with the required experience to enable the Equityholder to pursue its established business strategy, as well as a corporate governance structure.

(d) The Equityholder represents and undertakes that: (A) the Retention Holder Originated Contracts have been, and will continue to be, originated pursuant to a sound and well-defined criteria and clearly established processes for approving, amending, modifying, renewing and financing the Lease or Loan related to such Contracts and the Equityholder has, and it shall maintain effective systems in place to apply those criteria and processes to ensure that such Leases and Loans are granted and approved based on a thorough assessment of each Obligor’s creditworthiness; and (B) in relation to each other Contract acquired by the Borrower, the Equityholder reasonably believes in light of the information available to it and subject to a reasonable standard of care, that the entity which was, directly or indirectly, involved in the Lease or Loan which created the Contract granted such Lease or Loan pursuant to a sound and well-defined criteria and clearly established processes for approving, amending, modifying, renewing and financing the Lease or Loan and it had effective systems in place to apply those criteria and processes to ensure that the Leases and Loans were granted and approved based on a thorough assessment of the relevant Obligor’s creditworthiness.

(e) Any Person accepting the benefits of this Section 10.23 shall be deemed to have agreed to the terms set forth in this paragraph and each Lender hereby represents that is not relying on any Borrower, the Collateral Manager, the Equityholder or any of their respective Affiliates, for any financial, tax, legal, accounting, or regulatory advise in connection with the matters set forth in this Section 10.23.

Section 10.24 Taxes. The Borrower will file on a timely basis all tax returns (including foreign, federal, state, local and otherwise) required to be filed and will pay all taxes due and payable by it and any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Official Body (other than any amount the validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the Borrower).

Section 10.25 Future Funding Obligations. The Borrower shall not acquire any Contract pursuant to which it may be required to make any future advances or payments.

Section 10.26 ~~Compliance with Subject Laws.~~ ERISA. ~~To the extent applicable, the Borrower is in compliance in all material respects with Subject Laws. The Borrower has adopted internal controls and procedures reasonably designed to ensure compliance in all material respects with the applicable provisions of the Anti-Corruption Laws and applicable Sanctions.~~(a) The Borrower will not become a Benefit Plan Investor at any time while any Obligations are outstanding.

(b) The Borrower will not take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 406(a)(1)(B) of ERISA or Section 4975(c)(1)(B) of the Code that would subject any Lender to any tax, penalty, damages, or any other claim for relief under ERISA or the Code.

(c) The Borrower shall not sponsor, maintain, or contribute to, any Plan. Except as would not reasonably be expected to have a material adverse effect, (i) the Borrower shall not, and shall not permit any ERISA Affiliate to, permit to exist any occurrence of any ERISA Event, and (ii) the Borrower shall not permit any ERISA Affiliate to sponsor, maintain, contribute to, or incur any liability in respect of, any Plan.

Section 10.27 Policies and Procedures for Sanctions. The Borrower has instituted and maintained policies and procedures designed to ensure compliance with Sanctions.

Section 10.28 Compliance with Sanctions. The Borrower shall not directly or indirectly use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture, partner or other Person or entity, to fund or facilitate (i) any activities of or business with any Sanction Target, (ii) any activities of or business in any Sanctioned Country or (iii) in any other manner that would result in a violation by any Person of Sanctions.

Section 10.29 Compliance with Anti-Money Laundering. The Borrower shall comply in all material respects with all applicable Anti-Money Laundering Laws and shall provide notice to the Facility Agent, within five (5) Business Days, of the Borrower’s receipt of any Anti-Money Laundering Law regulatory notice or action involving the Borrower.

ARTICLE XI

THE BACKUP COLLATERAL MANAGER

Section 11.1 Limitation on Liability of Backup Collateral Manager. (a) Neither the Backup Collateral Manager nor any of the directors or officers or employees or agents of the Backup Collateral Manager, whether acting in its capacity as Backup Collateral Manager, Collateral Manager or otherwise, shall be under any liability to the Borrower, the Lenders or the Facility Agent, except as provided in this Agreement, for any action taken or for refraining from the taking of any action pursuant to this Agreement; provided, however, that this provision shall not protect the Backup Collateral Manager or any such Person against any liability that would otherwise be imposed by reason of a breach of this Agreement (other than a breach of Section 7.1(c) on any date that is more than ninety (90) days after the Backup Collateral Manager delivers written notice of its intention to resign as of a date certain to the Facility Agent) or willful misfeasance or gross negligence in the performance of its duties. The Backup Collateral Manager, whether acting in its capacity as Backup Collateral Manager, successor Collateral Manager or otherwise, and any director, officer, employee or agent of the Backup Collateral Manager shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, Independent Accountants and other

Agreement, it being understood by the parties hereto that the Backup Collateral Manager will be responsible for any willful misconduct or gross negligence on the part of such agents, attorneys or custodians acting for and on behalf of the Backup Collateral Manager.

(l) For the performance of its backup servicing duties hereunder, the Backup Collateral Manager shall be entitled to the Backup Collateral Manager Fee, any other fees and expenses set forth in the Backup Collateral Manager Fee Letter and indemnity amounts payable by the Borrower to the Backup Collateral Manager (including Indemnified Amounts under Article XVII) under the Transaction Documents (collectively, the “Backup Collateral Manager Fees and Expenses”). The Backup Collateral Manager shall invoice the Borrower on a monthly basis for such fees and expenses. Payment shall be made by the Borrower or the Collateral Manager to the extent funds are available for that purpose in accordance with Section 8.5.

(m) (x) Upon written notification by the Facility Agent to the Backup Collateral Manager and the Collateral Manager, which notice shall be binding upon the Collateral Manager, requesting the Backup Collateral Manager to become primary Collateral Manager with respect to the Borrower Collateral, the Backup Collateral Manager shall immediately become successor Collateral Manager under this Agreement in accordance with Section 7.12. Within thirty Business Days following the aforesaid notice of the Facility Agent, the Backup Collateral Manager will commence the performance of such servicing duties as successor Collateral Manager in accordance with the terms and conditions of this Agreement.

(y) The Backup Collateral Manager will have the right to assign its obligations hereunder with the prior written consent of the Facility Agent and the Borrower, which consent shall not be unreasonably withheld. In addition, the Backup Collateral Manager may execute any of its duties under this Agreement (both as Backup Collateral Manager and as successor Collateral Manager) by or through agents; provided that the Backup Collateral Manager shall remain primarily liable for the due performance of its duties hereunder.

Section 11.2 Covenants and Representations and Warranties of the Backup Collateral Manager. The covenants and representations and warranties of the Collateral Manager, shall apply to TPVG, as Collateral Manager, but shall be deemed modified to the extent necessary to apply to Portfolio Financial Servicing Company. Prior to or promptly following the date on which Portfolio Financial Servicing Company becomes the Collateral Manager, the parties to this Agreement will enter into one or more amendments or supplements acceptable in form and content to Portfolio Financial Servicing Company and the Facility Agent, providing for such modifications of this Agreement as are necessary to permit Portfolio Financial Servicing Company to fulfill its responsibilities hereunder as the Collateral Manager.

Section 11.3 Additional Provisions Applicable to Backup Collateral Manager. Notwithstanding anything to the contrary in this Agreement, in the event that the Backup Collateral Manager becomes the successor Collateral Manager pursuant to Section 7.12, the following provisions shall be deemed applicable to the Backup Collateral Manager as successor Collateral Manager:

(a) The Backup Collateral Manager’s duties as successor Collateral Manager pursuant to Section 7.12 shall be limited solely to maintaining the perfection of liens on the

(l) The Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Borrower Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Borrower Collateral. The Custodian shall not be obligated to take any action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(m) In no event shall the Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(n) The Custodian shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document, except as otherwise provided herein; provided, however, that, if the form thereof is prescribed by this Agreement, the Custodian shall examine the same to determine whether it conforms on its face to the requirements hereof.

(o) The Custodian may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or, by or through agents or attorneys, and the Custodian shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed hereunder with due care by it. Neither the Custodian nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Collateral Manager, Borrower or any other Person, except by reason of acts or omissions by the Custodian constituting bad faith, willful misfeasance, gross negligence or reckless disregard of the Custodian’s duties hereunder; provided, that it is hereby expressly agreed that any Custodial Delivery Failure hereunder shall constitute gross negligence for purposes of this Section 12.16. The Custodian shall in no event have any liability for the actions or omissions of the Borrower, the Facility Agent or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Facility Agent or another Person. The Custodian shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Facility Agent or another Person in furnishing necessary, timely and accurate information to the Custodian.

Section 12.17 Custodian Compensation. As compensation for its Custodian activities hereunder, the Custodian shall be entitled to its fees and expenses as set forth in the Custodian Fee Letter and indemnity amounts payable by the Borrower to the Custodian (including Indemnified Amounts under Article XVII) under the Transaction Documents (collectively, the “Custodian Fees and Expenses”).

Section 12.18 Compliance with Applicable Banking Law. In order to comply with Applicable Banking Law, the Custodian is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Custodian. Accordingly, each of the parties agrees to provide to the Custodian, upon its reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Custodian to comply with Applicable Banking Law.

ARTICLE XIII

GRANT OF SECURITY INTEREST

Section 13.1 Borrower’s Grant of Security Interest. As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations (including Advances, Yield and other amounts at any time owing hereunder), the Borrower hereby assigns and pledges to the Facility Agent for the benefit of the Secured Parties, and grants to the Facility Agent for the benefit of the Secured Parties, a security interest in and lien upon, all of the Borrower’s personal property, including the Borrower’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Borrower now has or hereafter acquires an interest and wherever the same may be located (collectively, the “Borrower Collateral”):

(a) all Transferred Contracts;

(b) all Contract Collateral;

(c) the Sale Agreement and all other documents now or hereafter in effect to which the Borrower is a party (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Borrower Assigned Agreements, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Borrower Assigned Agreements, (iii) claims of the Borrower for damages arising out of or for breach of or default under the Borrower Assigned Agreements, and (iv) the right of the Borrower to amend, waive or terminate the Borrower Assigned Agreements, to perform under the Borrower Assigned Agreements and to compel performance and otherwise exercise all remedies and rights under the Borrower Assigned Agreements;

(d) all of the following (the “Account Collateral”):

(i) the Borrower Accounts, the Lockbox Accounts, the Operating Account, all funds held therein, and all certificates and instruments, if any, from time to time representing or evidencing the Borrower Accounts, the Lockbox Accounts, the Operating Account or such funds,

(ii) all investments from time to time of amounts in the Borrower Accounts, the Lockbox Accounts, the Operating Account and all certificates and instruments, if any, from time to time representing or evidencing such investments,

Section 13.3 Release of Collateral. Until the Obligations have been paid in full, the Facility Agent may not release any Lien covering any Borrower Collateral except for (a) Contract Payments for which the related Obligor has paid the amounts owing on the related Contract in full and for which the Facility Agent has received a Lien on all proceeds of such Contract, (b) Portfolio Investments related to Contracts that have paid in full and have no further obligations outstanding thereunder (upon the occurrence of such conditions, the Lien hereunder covering any such Portfolio Investment shall be automatically released, without any further action by any party hereunder), (c) Repurchased Contracts as provided in Section 7.16 and (d) any Borrower Collateral sold or disposed of to the extent permitted pursuant to this Agreement.

Section 13.4 Certain Remedies. (a) The Facility Agent may, in its discretion (with the consent of the Required Lenders), and shall, at the written direction of the Required Lenders, proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate proceedings as the Required Lenders shall deem necessary to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in any Transaction Document or in the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Facility Agent by any Transaction Document or by law.

(b) In case there shall be pending, relative to the Borrower or any other obligor upon the Notes or any Person having or claiming an ownership interest in the Borrower Collateral, proceedings under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Borrower, its property or such other obligor or Person, or in case of any other comparable judicial proceedings relative to the Borrower or other obligor upon the Notes, or to the creditors of property of the Borrower or such other obligor, the Facility Agent irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Facility Agent shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered but without any obligation, subject to Section 13.5(a), by intervention in such proceedings or otherwise:

(i) to file and prove a claim or claims for the whole amount of principal and Yield owing and unpaid in respect of the Notes, all other amounts owing to the Lenders and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Facility Agent (including any claim for reimbursement of all expenses (including the fees and expenses of counsel) and liabilities incurred, and all advances, if any, made, by the Facility Agent and each predecessor Facility Agent except as determined to have been caused by its own gross negligence or willful misconduct) and of each of the other Secured Parties allowed in such proceedings;

(ii) unless prohibited by Applicable Law, to vote (with the consent of the Required Lenders) on behalf of the holders of the Notes in any election of a trustee, a standby trustee or person performing similar functions in any such proceedings;

(k) Either (i) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act or (ii) TPVG ceases to be a “business development company” within the meaning of the 1940 Act;

(l) As of any date of determination, the rolling three month average Delinquency Ratio is greater than 10.0%;

(m) As of any date of determination, the rolling three month Charged-Off Ratio is greater than 7.5%;

(n) ~~[Reserved]; or~~The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the assets of the Borrower or TPVG, or an ERISA Event occurs that, alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a material adverse effect on the business, assets, property, business condition (financial or other), funding arrangements or prospects of the Borrower or TPVG, as applicable; or

(o) The aggregate principal amount of all Advances outstanding hereunder exceeds the Borrowing Base and such condition continues unremedied for five Business Days.

Section 14.2 Effect of Event of Default.

(a) Optional Termination. Upon notice by the Facility Agent that an Event of Default (other than an Event of Default described in Section 14.1(b)) has occurred, no Advances will thereafter be made, and the Required Lenders may declare all outstanding Obligations to be due and payable, whereupon the full unpaid amount of the Obligations which shall be immediately due and payable, without further notice, demand or presentment (all of which are hereby expressly waived by the Borrower) and the Revolving Period shall end and the Maturity Date shall be deemed to have occurred.

(b) Automatic Termination. Upon the occurrence of an Event of Default described in Section 14.1(b), the Revolving Period shall end and the Maturity Date shall be deemed to have occurred automatically, and all outstanding Obligations under this Agreement shall become immediately and automatically due and payable, all without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived by the Borrower).

Section 14.3 Rights Upon Event of Default. If an Event of Default shall have occurred and be continuing, the Required Lenders may direct the Facility Agent to exercise any of the remedies specified herein in respect of the Borrower Collateral and the Facility Agent may (with the consent of the Required Lenders) but shall have no obligation, or the Facility Agent shall, at the written direction of the Required Lenders, also do one or more of the following (subject to Section 13.5):

(a) institute proceedings in its own name and on behalf of the Secured Parties as Facility Agent for the collection of all amounts then payable on the Notes or hereunder with necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, TPVG, the Collateral Manager, and the Contracts. Except as expressly provided herein, no Note Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the Borrower Collateral or the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower, TPVG, the Collateral Manager or the Lenders which may come into the possession of such Note Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

In no event shall the Facility Agent be liable to any Lender for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if the Facility Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall the Facility Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.

Section 15.7 Indemnification. The Lenders agree to indemnify the Facility Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower, the Collateral Manager or TPVG under the Transaction Documents, and without limiting the obligation of such Persons to do so in accordance with the terms of the Transaction Documents), ratably according to the outstanding amounts of their Advances from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Facility Agent or the affected Person in connection with any investigative, or judicial proceeding commenced or threatened, whether or not the Facility Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Facility Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Transaction Documents or any other document furnished in connection herewith or therewith.

Section 15.8 Successor Agent. If the Facility Agent shall resign as Facility Agent under this Agreement, then the Required Lenders and, so long as no Event of Default has occurred and is continuing, Borrower shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Facility Agent, and the term “Facility Agent” shall mean such successor agent, effective upon its acceptance of such appointment, and the former Facility Agent’s rights, powers and duties as Facility Agent shall be terminated, without any other or further act or deed on the part of such former Facility Agent or any of the parties to this Agreement. Any Agent may resign as Agent upon ten days’ notice to the Lenders in its Lender Group and the Facility Agent (with a copy to the Borrower) with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Agent pursuant to this Section 15.8. If an Agent shall resign as Agent under this Agreement, then Lenders in its Lender Group holding greater than 66- 2/3% of the outstanding Advances held by such Lender Group shall appoint a successor agent for such Lender Group. After any retiring

Note Agent’s resignation hereunder as Note Agent, the provisions of this Article XV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Note Agent under this Agreement. No resignation of any Note Agent shall become effective until a successor Note Agent shall have assumed the responsibilities and obligations of such Note Agent; provided, however, that in the event a successor Note Agent is not appointed within 60 days after such Note Agent has given notice of its resignation as permitted by this Section 15.8, such Note Agent may petition a court for its removal.

Section 15.9 Agents in their Individual Capacity. Each Note Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, TPVG, the Collateral Manager or the Backup Collateral Manager as though such Note Agent were not an agent hereunder. In addition, the Lenders acknowledge that one or more Persons which are Note Agents may act (i) as administrator, sponsor or agent for one or more Structured Lenders and in such capacity acts and may continue to act on behalf of each such Structured Lender in connection with its business, and (ii) as the agent for certain financial institutions under the liquidity and credit enhancement agreements relating to this Agreement to which any one or more Structured Lenders is party and in various other capacities relating to the business of any such Structured Lender under various agreements. Any such Person, in its capacity as Note Agent, shall not, by virtue of its acting in any such other capacities, be deemed to have duties or responsibilities hereunder or be held to a standard of care in connection with the performance of its duties as a Note Agent other than as expressly provided in this Agreement. Any Person which is a Note Agent may act as a Note Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity.

Section 15.10 Compliance with Applicable Banking Law. In order to comply with Applicable Banking Law, the Facility Agent is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Facility Agent. Accordingly, each of the parties agree to provide to the Facility Agent, upon its reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Facility Agent to comply with Applicable Banking Law.

Section 15.11 ~~Section 15.10~~ The Paying Agent.

(a) The Borrower hereby appoints Deutsche Bank Trust Company Americas as the initial Paying Agent. All payments of amounts due and payable in respect of the Obligations that are to be made from amounts withdrawn from the Collection Account pursuant to Section 8.5 shall be made on behalf of the Borrower by the Paying Agent.

(b) The Paying Agent undertakes to perform such duties, and only such duties, as are expressly set forth in this Agreement. No implied covenants or obligations shall be read into this Agreement against the Paying Agent.

(c) The Paying Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the direction or request of (y) the Facility Agent, the Borrower, the Collateral Manager or any other party authorized to give instructions, or (z) with respect to payments pursuant to Section 8.5, at the direction of the Collateral Manager as set forth in a Compliance Certificate, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction, which determination is no longer subject to appeal or review.

(d) The Paying Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document. The Paying Agent shall not be charged with knowledge of any Unmatured Event of Default or Event of Default unless an Authorized Officer of the Paying Agent receives written notice specifying that an Unmatured Event of Default or Event of Default has occurred from the Borrower, the Collateral Manager, any Agent or any other Secured Party. The receipt and/or delivery of reports and other information (including, without limitation, any Compliance Certificate) under this Agreement by the Paying Agent containing information relating to events or circumstances which may constitute an Unmatured Event of Default or Event of Default shall not constitute notice or actual or constructive knowledge of an Unmatured Event of Default or Event of Default.

(e) The Borrower agrees to pay to the Paying Agent from time to time such compensation as agreed in writing between the Borrower and the Paying Agent.

(f) The Paying Agent may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel, selected with due care, shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Paying Agent in good faith and in accordance therewith.

(g) The Paying Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, unless it shall have received security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred therein or thereby, and none of the provisions contained in this Agreement shall in any event require the Paying Agent to perform, or be responsible for the manner of performance of, any of the obligations of the Borrower under this Agreement.

(h) The Paying Agent shall not be responsible for the acts or omissions of the Facility Agent, the Borrower, the Collateral Manager, any Agent, any Lender or any other Person. The Paying Agent does not assume and shall have no responsibility for, and makes no representation as to, monitoring the value of any Borrower Collateral.

(i) Any Person into which the Paying Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which to Paying Agent shall be a party, or any Person succeeding to the business of the Paying Agent, shall be the successor of the Paying Agent under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(p) The Paying Agent shall have no obligation to determine whether any conditions precedent to making any Advance have been satisfied and the Paying Agent shall incur no liability for distributing funds received into the Funding Account in accordance with an Advance Notice received by it.

ARTICLE XVI

ASSIGNMENTS

Section 16.1 Restrictions on Assignments. Except as specifically provided herein (with respect to the Collateral Manager and the Backup Collateral Manager), neither the Borrower, the Collateral Manager, TPVG nor the Backup Collateral Manager may assign any of their respective rights or obligations hereunder or any interest herein without the prior written consent of the Required Lenders.

Section 16.2 Documentation. In connection with any permitted assignment, each Lender shall deliver to each assignee an assignment, in such form as such Lender and the related assignee may agree, duly executed by such Lender assigning any such rights, obligations, Advance or Note to the assignee; and such Lender shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in and to the items assigned, and to enable the assignee to exercise or enforce any rights hereunder or under the Notes evidencing such Advance.

Section 16.3 Rights of Assignee. Upon the foreclosure of any assignment of any Advances made for security purposes, or upon any other assignment of any Advance from any Lender pursuant to this Article XVI, the respective assignee receiving such assignment shall have all of the rights of such Lender hereunder with respect to such Advances and all references to the Lenders in Section 4.3 and Section 5.1 shall be deemed to apply to such assignee.

Section 16.4 Notice of Assignment by Lenders. So long as no Unmatured Event of Default, Event of Default, Unmatured Collateral Manager Default or Collateral Manager Default has occurred and is continuing, any proposed assignment by a Lender to any other Person that is a commercial bank shall require at least 60 calendar days’ notice to the Borrower and TPVG and shall be subject to the prior written consent of the Borrower and TPVG (in each case, not to be unreasonably withheld, conditioned or delayed), other than any proposed assignment (i) to an Affiliate of such Lender, (ii) to another Lender hereunder or (iii) to any Person if such lender makes a determination that its ownership of any of its rights or obligations hereunder is prohibited by Applicable Law (including, without limitation, the Volcker Rule); provided that the Lenders shall not assign any interest in, or sell a participation in any Advance (or portion thereof) or its Commitment (or any portion thereof), to the Equityholder or any Affiliate of the Equityholder. If either of the Borrower or TPVG do not respond within such 60 calendar day period, then such proposed assignment shall be permitted. So long as no Unmatured Event of Default, Event of Default, Unmatured Collateral Manager Default or Collateral Manager Default has occurred and is continuing, at no time shall any Lender assign its interests hereunder to any entity (other than an Affiliate of such Lender) that is not a commercial bank, unless otherwise deliver to the Facility Agent any Notes previously authenticated and delivered hereunder which the Borrower may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly canceled by the Borrower. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 16.8, except as expressly permitted by this Agreement.

Section 16.9 Participations; Pledge. (a) At any time and from time to time, each Lender may, in accordance with Applicable Law, at any time grant participations in all or a portion of its Note and/or its interest in the Advances and other payments due to it under this Agreement to any Person (each, a “Participant”). Each Lender hereby acknowledges and agrees that (A) any such participation will not alter or affect such Lender’s direct obligations hereunder, and (B) neither the Borrower, TPVG, the Facility Agent, any other Lender, any Agent nor the Collateral Manager shall have any obligation to have any communication or relationship with any Participant. Each Participant shall comply with the provisions of Section 4.3(e) and shall be entitled to the benefits of Sections 4.3 and 5.1, but shall not be entitled to receive any greater payment under Sections 4.3 or 5.1 than the Lender which granted such participation interest to such Participant would be entitled to receive had such Lender not granted such interest to such Participant. So long as no Unmatured Event of Default, Event of Default, Unmatured Collateral Manager Default or Collateral Manager Default has occurred and is continuing, any proposed Participation shall be subject to the prior written consent of the Borrower and TPVG, which such consent shall not be unreasonably withheld, delayed or conditioned.

(b) Notwithstanding anything in Section 16.9(a) to the contrary, each Lender may pledge its interest in the Advances and the Notes to any Federal Reserve Bank as collateral in accordance with Applicable Law without the prior written consent of any Person

Section 16.10 Reallocation of Advances. Any reallocation of Advances among Committed Lenders pursuant to an assignment executed by such Committed Lender and its assignee(s) and delivered pursuant to Article XVI shall be wired by the applicable purchasing Lender(s) to the Custodian pursuant to the wiring instructions provided by the Custodian; provided that the Custodian shall not fund such wire until it has received an executed assignment, as applicable.

ARTICLE XVII

INDEMNIFICATION

Section 17.1 Borrower Indemnity. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, the Borrower agrees to indemnify on an after-tax basis the Facility Agent, the Lenders, the Agents, the Backup Collateral Manager, the Paying Agent and the Custodian and each of their Affiliates, and each of their respective successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to any

Borrower and TPVG during the existence of an Event of Default, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Borrower or TPVG (as the case may be) to the amounts owed by the Borrower or TPVG, respectively, under this Agreement, to the Facility Agent, the Agents, any Affected Person, any Indemnified Party or any Lender or their respective successors and assigns.

Section 18.2 Amendments, Waivers. This Agreement may not be amended, supplemented or modified nor may any provision hereof be waived except in accordance with the provisions of this Section 18.2. With the written consent of the Required Lenders, the Agents, the Borrower, the Collateral Manager, TPVG, the Facility Agent, the Paying Agent, the Backup Collateral Manager and the Custodian may, from time to time, enter into written amendments, supplements, waivers or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of any party hereto or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement; provided, however, that no such amendment, supplement, waiver or modification shall (i) reduce the amount of or extend the maturity of any payment with respect to an Advance or reduce the rate or extend the time of payment of Yield thereon, or reduce or alter the timing of any other amount payable to any Lender hereunder, in each case without the consent of each Lender affected thereby or (ii) (A) amend, modify or waive the definitions of “Borrowing Base,” “Advance Rate” or “Excess Concentration Amount” or any definition used therein which would have the effect of modifying the meaning or operation of such provisions, change the amount of the Facility Agent Fee or any provision of this Section 18.2 or Section 18.11, or (B) reduce the percentage specified in the definition of Required Lenders, in each case without the written consent of all Lenders; provided, further, that the signature of the Borrower and TPVG shall not be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of the Collateral Manager at any time when the Collateral Manager is not TPVG or any Affiliate of TPVG or a successor Collateral Manager is designated by the Facility Agent pursuant to Section 7.1; provided, further, that the signature of the Paying Agent, the Backup Collateral Manager or the Custodian (respectively) shall not be required for the effectiveness of any amendment that does not affect the rights or obligations of the Paying Agent, the Backup Collateral Manager or the Custodian (respectively). Notwithstanding the foregoing, if the LIBOR Rate ceases to exist or is reasonably expected to cease to exist within the succeeding three (3) months, the Borrower, the Collateral Manager and the Facility Agent may (and such parties will reasonably cooperate with each other in good faith in order to) amend this Agreement to replace references herein to the LIBOR Rate (and any associated terms and provisions) with any alternative floating reference rate (and any associated terms and provisions) that is then being generally used in U.S. credit markets for similar types of facilities. Any waiver of any provision of this Agreement shall be limited to the provisions specifically set forth therein for the period of time set forth therein and shall not be construed to be a waiver of any other provision of this Agreement. During the time that any Lender hereunder is a Conduit Lender, the Facility Agent will provide notice and a copy of any amendment to any of (A) this Agreement or (B) the Sale Agreement to Standard & Poor’s upon the request of such Conduit Lender.

Section 18.3 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile replacement shall be consummated, the Borrower shall pay all additional amounts (if any) for Increased Costs or Taxes, as the case may be and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Facility Agent or any other Lender shall have against the replaced Lender.

Section 18.16 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.~~Section 18.17~~

Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-~~in~~In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[signature pages begin on next page]

~~GEMINI SECURITIZATION CORP., LLC, as~~
~~Conduit Lender and as Uncommitted Lender~~

~~By:~~
~~Name:~~
~~Title:~~ DEUTSCHE BANK AG, NEW YORK BRANCH, as

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Receivables Financing Agreement

KEYBANK NATIONAL ASSOCIATION, as
Committed Lender and Agent

By:
Name:
Title:

~~EVERBANK COMMERCIAL FINANCE, INC.~~

Signature Page to Receivables Financing Agreement

TIAA, FSB, as Committed Lender and Agent

By:
Name:
Title:

Signature Page to Receivables Financing Agreement

MUFG UNION BANK, N.A., as Committed
Lender and Agent

By:
Name:
Title:

Signature Page to Receivables Financing Agreement